Exhibit 99.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
CANDLE LAMP HOLDINGS, LLC
CANDLE LAMP COMPANY, LLC
and
STERNOCANDLELAMP HOLDINGS, INC.

OCTOBER 10, 2014

PURCHASE AND SALE
OF
CANDLE LAMP COMPANY, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into as of the 10th day of October, 2014 by and among CANDLE LAMP HOLDINGS, LLC, a Delaware limited liability company (“Seller”), CANDLE LAMP COMPANY, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Seller (the “Company”), and SternoCandleLamp Holdings, Inc., a Delaware corporation (“Purchaser”). Each of Westar Capital Associates II, LLC, a Delaware limited liability company (“Westar”), and the Argyros Family Trust (“Argyros Trust”), is a party hereto only for purposes of Section 6.9 and Section 10.11 below. Compass Group Diversified Holdings LLC, a Delaware limited liability company and the parent of Purchaser (“Parent”), is a party hereto only for purposes of Section 10.4(c) and Section 10.10 below. Each of the Seller Guaranty Parties named on Schedule 10.11 and identified on the signature pages hereto is a party hereto only for purposes of Section 10.11 below.
WHEREAS, the Company, together with its wholly owned subsidiary, The Sterno Group LLC, a Delaware limited liability company (“Sterno”), is in the business (the “Business”) of manufacturing and distributing portable food warming and creative lighting solutions for the foodservice and retail industries; and
WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and take assignment and delivery from Seller of, all of the issued and outstanding Company Interests.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, Purchaser and Seller agree as follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION

1.1    Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“2014 Incentive Plans” shall have the meaning set forth in Section 6.2(b).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.
“Agreement” means this Membership Interest Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
“Allocation” shall have the meaning set forth in Section 2.4(a).
“Base Net Working Capital” means $16,914,612, which was computed in the manner set forth on Schedule 2.3(a).
“Business” shall have the meaning set forth in the recitals.

“Business Day” means any day of the year other than (a) any Saturday or Sunday, or (b) any other day on which banks located in New York, New York generally are closed for business.
“Cap Amount” has the meaning set forth in Section 10.4(a).
“Cash on Hand” means, as of 12:01 a.m. Pacific Time on the Closing Date (without giving effect to any of the transactions contemplated hereby), cash as determined in accordance with GAAP (including checks and other wire transfers and drafts deposited or available for the account of the Company and deposits in transit less issued but uncleared checks and drafts).
“Claims” has the meaning set forth in Section 10.4(c).
“Closing” shall have the meaning set forth in Section 2.1.
“Closing Amount” shall have the meaning set forth in Section 2.2(b)(i).
“Closing Date” shall have the meaning set forth in Section 9.1.
“Closing Net Working Capital” shall have the meaning set forth in Section 2.3(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Benefit Plans” means all employee benefit plans, programs, policies, practices, or other arrangements providing benefits to any current or former employee of the Company that are sponsored, maintained, funded or contributed to by the Company or Sterno, or with respect to which the Company or Sterno has or may have any liability (contingent or otherwise), including without limitation any employee benefit plan within the meaning of Section 3(3) of ERISA (including any plan that is not governed by ERISA, such as any foreign or excess plan), and any bonus, incentive, deferred compensation, retirement, profit sharing, retention, vacation, equity or equity-based, non-statutory workers compensation, disability, supplemental unemployment, severance, employment, change of control or fringe benefit plan, program or agreement.
“Company Certificate” shall have the meaning set forth in Section 9.2(k).
“Company Employee Closing Payments” means the amounts payable to employees of the Company or Sterno (including, without limitation, all former employees and all continuing employees) pursuant to the Candle Lamp Holdings, LLC Phantom Unit Plan and any other phantom equity plan of the Company or Sterno (including any and all employment related taxes arising therefrom), in each case, as a consequence of the Closing of the transactions contemplated in this Agreement, as set forth in Section 6.2 of this Agreement and as otherwise described on Schedule 1.1(a).
“Company Interests” shall mean the Company’s issued and outstanding limited liability company membership interests.
“Company Interests Certificate” shall have the meaning set forth in Section 9.2(a).
“Company LLC Agreement” means the Operating Agreement of the Company, dated October 25, 2006.

“Company Registered IP” means all Patents, registered Marks, registered Copyrights, any pending applications to register any of the foregoing, and Domain Names, in each case, owned (in whole or in part) by the Company or Sterno.
“Company’s Knowledge,” or variations thereof, means the actual knowledge, after reasonable investigation (which includes making appropriate inquiries of subordinates who would have responsibility for the relevant subject matter), of any of Don Hinshaw, Steve Pellegrini, Craig Carnes, Michael Pacharis and Shane Peck.
“Confidential Information” has the meaning set forth in Section 6.1(b).
“Confidentiality Agreement” means that certain Letter Agreement, dated July 18, 2014, by and between the Company and Compass Group Management, LLC, as amended pursuant to the terms of Section 6.1(a).
“Consent to Admission” shall have the meaning set forth in Section 9.2(b).
“Controlled Affiliate” means, with respect to any Person, an Affiliate of such Person that is controlled (as such term is defined in the definition of “Affiliate”), directly or indirectly, by such Person.
“Customer” shall have the meaning set forth in Section 6.9(a)(iii).
“D&O Tail Policy” means the tail run-off coverage for the six (6) year period following the Closing under the Company’s Directors & Officers Liability Policy, Policy # ML810696, with Markel Insurance Company.
“Dispute” shall have the meaning set forth in Section 12.9(a).
“disputing party” shall have the meaning set forth in Section 12.9(a).
“Environment” shall mean the physical and biological factors that constitute the natural world, including, but not limited to:
(i)land, including surface land, sub-surface strata, minerals and any natural or man-made structures;
(ii)water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and
(iii)air, including indoor and outdoor air;
(iv)noise and odor;
(v)the health and safety of living organisms; and
(vi)natural resources.

“Environmental Laws” means all Laws, as in effect on the date hereof, relating to protection, investigation, remediation or restoration of the Environment and the handling, use, storage, transportation, treatment, disposal or Release of Hazardous Substances, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Safe Drinking Water Act, as amended, the Atomic Energy Act, as amended, the Federal Insecticide, Fungicide, and Rodenticide

Act, as amended, the Federal Food, Drug and Cosmetic Act, as amended, the Occupational Safety and Health Act, as amended, and any applicable United States federal, state or local Law having a similar subject matter or relating to pollution or protection of the Environment.
“Environmental Matter” shall mean:
(i)    pollution or contamination of the Environment, including but not limited to soil or groundwater contamination or the presence, use, production, reduction, generation, handling, transportation, storage, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substance;
(ii)    the treatment, disposal or Release of any Hazardous Substance;
(iii)    exposure of any person to any Hazardous Substance; and/or
(iv)    the violation of any Environmental Law or any Environmental Permit.
“Environmental Permit” shall mean any Permit issued, granted or required under Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or has ever been a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” shall have the meaning set forth in Section 2.2(c).
“Escrow Agreement” shall have the meaning set forth in Section 2.2(c).
“Final Accounting Firm” has the meaning set forth in Section 2.3(b)(ii).
“Financial Statements” means, collectively,
(i)the audited (A) income statement and statement of cash flows of the Company for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, and (B) the balance sheet of the Company as of December 31, 2013, December 31, 2012, and December 31, 2011; and

(ii)the unaudited (A) income statement and statement of cash flows for the nine month period ended September 30, 2014 with respect to the Company, and (B) balance sheet of the Company as of September 30, 2014, all of which are attached hereto as Schedule 3.7.

“FIRPTA Certificate” shall have the meaning set forth in Section 4.7.
“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.
“Governmental Authority” means any United States federal, state or municipal entity, government and/or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, board, bureau, agency or instrumentality.

“Gross Purchase Price” shall have the meaning set forth in Section 2.2(a)(i).
“Guarantied Purchaser Obligations” shall have the meaning set forth in Section 10.10.
“Guarantied Seller Obligations” shall have the meaning set forth in Section 10.11.
“Hazardous Substance” shall mean, collectively, any (i) petroleum or petroleum products, including crude oil and any derivative or fraction thereof, radioactive materials, asbestos in any form that is friable, urea-formaldehyde foam insulation (“UFI”), lead, radon and polychlorinated biphenyls (“PCBs”), natural gas, synthetic gas, and any mixtures thereof, and (ii) any chemical, material, substance or waste, which, as of the date of this Agreement, is (A) regulated by any Governmental Authority pursuant to any Environmental Law or (B) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law.
“Inbound License Agreements” shall have the meaning set forth in Section 3.6(a)(v).
“Income Taxes” means federal, state, local or foreign income or franchise Taxes or other Taxes measured in whole or in part by income and any interest and penalties or additions thereon.
“Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Company or Sterno for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course), obligations under drawn letters of credit and capital lease obligations or represented by any note, bond, debenture or other debt security (provided, however, that for the avoidance of doubt, the equipment leases and financing arrangements identified on Schedule 1.1(b)(i) shall not constitute Indebtedness hereunder); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or Sterno, or in effect guaranteed, directly or indirectly, in any manner by the Company or Sterno, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the Ordinary Course of Business; (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company or Sterno, even though the Company or Sterno has not in any manner become liable for the payment of such indebtedness; (iv) the deferred purchase price of property with respect to which the Company or Sterno is liable, contingent or otherwise, as obligor or otherwise, including “earnout” obligations, but excluding royalties and similar payments and obligations in respect of Intellectual Property used in the Business, as described on Schedule 1.1(b)(ii), and payments and obligations due in respect of the purchase of inventory for sale or the purchase of supplies for use in the Ordinary Course of Business; and (v) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.
“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 10.
“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 10.
“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(b)(ii).
“Intellectual Property” means (i) all patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, patent disclosures, and applications for any of the foregoing, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof (collectively “Patents”), (ii) registered and unregistered trademarks, service marks, logos, slogans, trade dress and similar rights, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”), (iii) all copyrightable works and copyrights (whether registered or unregistered) and all applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (iv) all trade secrets, including know-how, ideas, inventions, methods, formulae, models, methodologies, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing, and other confidential business information (collectively, “Trade Secrets”), (v) data base and data collection rights, (vi) all computer programs and related software, and (vii) all domain names, url’s, and registrations in respect thereof (collectively, “Domain Names”).
“IRS” means the Internal Revenue Service.
“Judicial Action” shall have the meaning set forth in Section 12.9(g).
“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority, in each case, as enacted and in effect on or prior to the Closing Date.
“Lease” shall have the meaning set forth in Section 3.5(a).
“Leased Real Property” shall have the meaning set forth in Section 3.5(a).
“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, lease or other encumbrance.
“Loss” or “Losses” means, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any and all assessments, losses, damages, indemnities, liabilities, obligations, judgments, settlements, awards, deficiencies, claims, offsets, expenses, fines, penalties, interest and costs (including reasonable attorneys’ and accountants’ fees, costs and other out-of-pocket expenses reasonably incurred in investigating, preparing, or defending any of the foregoing) asserted against, incurred, sustained or suffered as a result of, arising out of or relating to any matter under this Agreement, but shall not include any such amounts to the extent that such Losses were reserved against in the Company’s Financial Statements or otherwise taken into account in the determination of the final Closing Net Working Capital.
“Material Adverse Effect” means any change, effect, circumstance, event or occurrence, alone or in combination with other similar matters, (i) that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, operations or financial condition of the Company and its subsidiary, taken as a whole, or (ii) that would materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include changes to the business, assets, liabilities, operations or financial condition of the Company or Sterno to the extent resulting from (a) changes that affect the industry or markets in which the Company or Sterno operates, (b) loss of employees or customers as a result of the announcement or disclosure of the transactions contemplated herein, (c) any hurricane, earthquake or other natural disasters, (d) changes in general economic, regulatory or political conditions in North America, (e) changes in GAAP, (f) changes in the United States debt or securities markets, (g) military action or any act of terrorism, (h) changes in currency exchange rates or commodities prices, (i) changes in

Law, (j) compliance with the terms of this Agreement, or (k) any failure of the Company or Sterno to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect); provided, that, with respect to clauses (a), (c), (d), (e), (f), (g), (h), and (i), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and Sterno, taken as a whole, relative to other participants in their industry.
“Material Contracts” shall have the meaning set forth in Section 3.12(a).
“Net Working Capital” shall have the meaning set forth in Section 2.3(a).
“Net Working Capital Statement” shall have the meaning set forth in Section 2.3(b)(i).
“Offer Letters” means, collectively, the Offer Letter and Term Sheet by and between the Company and Don L. Hinshaw, Offer Letter and Term Sheet by and between the Company and Stephen L. Pellegrini, Offer Letter and Term Sheet by and between the Company and Michael Pacharis, Offer Letter and Term Sheet by and between the Company and Craig Carnes, Offer Letter and Term Sheet by and between the Company and Shane Peck.
“Oppenheimer” means Oppenheimer & Co. Inc.
“Oppenheimer Release” shall have the meaning set forth in Section (9.2d).
“Ordinary Course of Business” means the ordinary course of business of the Company and Sterno consistent with past custom and practice (including with respect to quantity and frequency).
“Outbound License Agreements” shall have the meaning set forth in Section 3.6(a)(iv).
“Owned Real Property” shall have the meaning set forth in Section 3.5(a).
“Parent” has the meaning set forth in the introduction to this Agreement.
“Permits” shall have the meaning set forth in Section 3.17(b).
“Permitted Encumbrances” shall have the meaning set forth in Section 3.5(b).
“Permitted Liens” means: (i) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, (ii) Liens arising by operation of Law for Taxes or other governmental charges not yet due and payable, or due but not delinquent or being contested in good faith by appropriate proceedings and with adequate reserves having been established in accordance with GAAP, (iii) Liens arising by virtue of the rights of customers, suppliers, subcontractors and similar parties in the ordinary course of business under general principles of commercial law, (iv) Liens disclosed on Schedule 1.1(c), and (v) Liens that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the Business of the Company and Sterno as currently conducted.
“Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.
“Plan Termination Notice” shall have the meaning set forth in Section 9.2(e).

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the Closing Date.
“Preliminary Net Working Capital” has the meaning set forth in Section 2.2(b)(ii).
“Preliminary Net Working Capital Statement” shall have the meaning set forth in Section 2.2(b)(ii).
“Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Purchaser” shall have the meaning set forth in the preamble hereof.
“Purchaser Certificate” shall have the meaning set forth in Section 9.3(c).
“Purchaser Indemnified Persons” shall have the meaning set forth in Section 10.2(a).
“Purchaser Releasors” shall have the meaning set forth in Section 10.4(c).
“Real Property” shall have the meaning set forth in Section 3.5(a).
“receiving party” shall have the meaning set forth in Section 12.9(a).
“Records” means communications, agreements, documents, books, records and files.
“Regulations” means the Treasury Regulations promulgated under the Code.
“Related Party” shall have the meaning set forth in Section 3.18(b).
“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsection (A) of 42 U.S.C. § 9601(22), and “Released” shall be construed accordingly.
“Released Claims” shall have the meaning set forth in Section 6.5.
“Released Purchaser Claims” shall have the meaning set forth in Section 10.4(c).
“Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.
“Restricted Information” means the “Confidential Information” as defined in, and subject to, the Confidentiality Agreement.
“Schedules” means the schedules attached to this Agreement and forming part of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Certificate” shall have the meaning set forth in Section 9.2(l).
“Seller Core Representations” means the representations and warranties set forth in Sections 3.1 (Authority of the Company), 3.2 (Capitalization; Ownership), 3.3 (Subsidiaries), 3.4 (No Conflicts; Consents & Approvals), 3.13 (Brokers and Finders), 4.1 (Authority of Seller), 4.2 (Ownership), 4.3 (No Conflicts), 4.4 (Consents & Approvals) and 4.5 (Brokers and Finders).
“Seller Guaranty Party” or “Seller Guaranty Parties” shall have the meanings set forth in Section 10.11.
“Seller Indemnified Persons” shall have the meaning set forth in Section 10.3.
“Seller Indemnity Percentage,” with respect to any Seller Guaranty Party, shall mean that percentage set forth opposite such Seller Guaranty Party’s name on Schedule 10.11, which is equal to such Seller Guaranty Party’s respective direct or indirect proportionate economic interest in Seller.
“Seller Released Parties” shall have the meaning set forth in Section 10.4(c).
“Seller Tax Period” means the Tax Period (including all prior Taxable Periods) ending on and including the Closing Date.
“Seller Transaction Expenses” means the out-of-pocket expenses and fees incurred by Seller and the Company in connection with the preparation and negotiation of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including but not limited to any fees incurred in connection with the D&O Tail Policy, one-half of the Hart-Scott-Rodino filing fee, one-half of the Transfer Taxes and one-half of any fees charged by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Statute of Limitations Date” means the date that is thirty (30) days after expiration of the applicable statute of limitations for the underlying subject matter of the claim.
“Sterno” means The Sterno Group LLC, a Delaware limited liability company.
“Sterno LLC Agreement” means the Amended and Restated Operating Agreement of The Sterno Group LLC, dated October 29, 2012.
“Sterno Restructuring Reserve Expenses” means those expenses described on Schedule 1.1(d) attached hereto, in the aggregate amount of $527,231.00.
“Sterno Units” means all of the issued and outstanding units of membership interest in The Sterno Group LLC, a Delaware limited liability company.
“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.
“Surviving Purchaser Claim” has the meaning set forth in Section 10.4(c).
“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).
“Tax Advantage” means the value of any refund, credit or reduction in otherwise required Tax payments (net of any reduction of depreciation, amortization or other deductions as a result of an adjustment to the Purchase Price), which value shall be computed (i) as of the date on which such refund, credit or other reduction in otherwise deferred Tax payments is actually realized, (ii) by using the Tax rate applicable to the highest level of income earned by the recipient with respect to such Tax under applicable Laws on such date, and (iii) by taking into account any Losses referred to in Section 10.5(a)(ii) on a with and without basis.
“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.
“Third Party Claim” shall have the meaning set forth in Section 10.7(a).
“Title Insurance Notice” shall have the meaning set forth in Section 9.2(h).
“Transaction Documents” means the Escrow Agreement, the Company Interests Certificate, the Consent to Admission, the Oppenheimer Release, the Plan Termination Notice, the FIRPTA Certificate, the Westar Release, the Offer Letters, the Company Certificate, the Seller Certificate, the Purchaser Certificate and each other agreement, instrument or document executed and delivered by one or more of the parties hereto pursuant to, or in connection with, this Agreement.
“Westar Release” shall have the meaning set forth in Section 9.2(j).
“Working Capital Escrow Deposit” equals $1,000,000.

1.2    Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2.
PURCHASE AND SALE OF COMPANY INTERESTS

2.1    Purchase and Sale. Subject to the terms and conditions hereof, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, assign and deliver to Purchaser free and clear of any encumbrance, and Purchaser shall purchase and take assignment and delivery of, all of the Company Interests owned by Seller, representing all of the issued and outstanding limited liability company interests of the Company.

2.2    Payment of the Purchase Price.

(a)    General. The aggregate purchase price, subject to adjustment pursuant to Section 2.3 (as so adjusted, the “Purchase Price”), payable by Purchaser to Seller for the Company Interests shall be that amount equal to:

(i)$161,500,000 (the “Gross Purchase Price”), plus

(ii)the amount of Cash on Hand, which amount shall be finally determined after the date hereof and in accordance with Section 2.3(b), minus

(iii)an amount equal to the sum of (A) all Indebtedness of the Company as of the Closing Date, paid at Closing by Purchaser or the Company as provided for in Section 2.2(d), which amount shall be finally determined after the date hereof and in accordance with Section 2.3(b), (B) the Sterno Restructuring Reserve Expenses, which will otherwise be paid by the Company or Sterno following the Closing as and when due, and (C) the Company Employee Closing Payments to the extent they are to be paid at or subsequent to the Closing by the Company, minus

(iv)the amount of all Seller Transaction Expenses paid at Closing by Purchaser as provided for in Section 2.2(e), which amount shall be finally determined after the date hereof and in accordance with Section 2.3(b) (and shall include the amount required to be reimbursed to Purchaser by Seller under Section 12.1 hereof in respect of one-half of the Hart-Scott-Rodino filing fee and one-half of any Transfer Taxes), minus

(v)if the Preliminary Net Working Capital is less than the Base Net Working Capital, the amount equal to the difference between the Base Net Working Capital and the Preliminary Net Working Capital, plus

(vi)if the Preliminary Net Working Capital is greater than the Base Net Working Capital, the amount equal to the difference between Preliminary Net Working Capital and the Base Net Working Capital.

(b)    Estimates at Closing. Prior to the Closing Date, the Company delivered to Purchaser:

(i)    a notice specifying the amounts specified in Sections 2.2(a)(ii)-(vi) above and specifying the Gross Purchase Price, as adjusted to give effect to the additions to and deductions specified in Sections 2.2(a)(ii)-(vi) (such adjusted Gross Purchase Price being referred to herein as the “Closing Amount” and such notice as the “Closing Statement”); and

(ii)    a statement (the “Preliminary Net Working Capital Statement”) of the estimated net working capital of the Company, as defined in Section 2.3(a), as of the Closing Date determined in accordance with GAAP in a manner consistent with the computation of Base Net

Working Capital as reflected in Schedule 2.3(a) attached hereto (the “Preliminary Net Working Capital”).

(c)    Payment of Closing Amount. Subject to the terms and conditions hereof, at the Closing, Purchaser shall (i) pay, by wire transfer of immediately available funds, the Closing Amount less the Working Capital Escrow Deposit to Seller pursuant to the wire instructions provided by Seller to Purchaser in writing prior to the Closing and (ii) deposit with Citibank, N.A. (the “Escrow Agent”), by wire transfer of immediately available funds the Working Capital Escrow Deposit (under the terms of an escrow agreement executed as of the date hereof substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”)).

(d)    Payment of Indebtedness, Company Employee Closing Payments and Sterno Restructuring Reserve Expenses. At the Closing, Purchaser will pay, or will cause the Company to pay, as the case may be, (i) in cash by wire transfer of immediately available funds, the Indebtedness of the Company as of the Closing Date as specified in the notice delivered to Purchaser prior to Closing pursuant to Section 2.2(b), and (ii) in cash, by wire transfer or check, the Company Employee Closing Payments due as set forth on Schedule 1.1(a). In addition, Purchaser will otherwise cause the Company and Seller to pay the Sterno Restructuring Reserve Expenses as set forth on Schedule 1.1(c) as and when such expenses come due.

(e)    Payment of Certain Transaction Expenses. At the Closing, Purchaser will cause the Company to pay those Seller Transaction Expenses listed on Schedule 2.2(e), which shall be deducted from the Gross Purchase Price as specified in the notice delivered to Purchaser prior to Closing pursuant to Section 2.2(b). If, following the Closing, any Seller Transaction Expenses are identified by Purchaser (whether listed on Schedule 2.2(e) or not) which have not been (i) paid prior to Closing or (ii) deducted from the Gross Purchase Price pursuant to Section 2.2(a)(iv), then such Seller Transaction Expenses shall be treated as current liabilities in the calculation of Closing Net Working Capital pursuant to Section 2.3(b)(i).

2.3    Adjustments to Closing Amount. Following the Closing, the Closing Amount shall be adjusted as provided in this Section 2.3:

(a)For purposes of Section 2.2(b) and this Section 2.3, “Net Working Capital” shall be defined as set forth on Schedule 2.3(a). “Net Working Capital” (i) shall be computed prior to giving effect to the transactions contemplated hereunder and shall be determined in accordance with GAAP and otherwise in a manner consistent with the formulation and calculations set forth on Schedule 2.3(a) and this Section 2.3(a) (it being understood that the specific adjustments reflected on Schedule 2.3(a) shall be made regardless of their conformity or nonconformity with GAAP), and (ii) shall not take into account financing, restructuring or other transactions effected by the Purchaser.

(i)For the avoidance of doubt, none of the following items which have reduced the Closing Amount pursuant to Section 2.2(a) will be deemed current liabilities for purposes of this Agreement: (A) Indebtedness of the Company (including the current amount thereof), (B) Seller Transaction Expenses, (C) the Sterno Restructuring Reserve Expenses, or (D) the Company Employee Closing Payments.

(ii)Notwithstanding Section 2.3(a)(i), if the Company is obligated to pay, following the Closing Date, any portion of Indebtedness of the Company, the Seller Transaction Expenses, or the Company Employee Closing Payments that are neither paid at or prior to Closing nor subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a), then such portion will be deemed to be a current liability for purposes of this Agreement.

(iii)If the Cash on Hand at Closing, as determined by the Company pursuant to this Section 2.3, is greater than the estimated amount added to the Gross Purchase Price in accordance with Section 2.2(a)(ii), such excess shall be deemed to be a current asset and added to net working capital for purposes of this adjustment.

(iv)If the Cash on Hand at Closing, as determined by the Company pursuant to this Section 2.3, is less than the estimated amount added to the Gross Purchase Price in accordance with Section 2.2(a)(ii), such deficiency shall be deemed to be a current liability and shall reduce net working capital for purposes of this adjustment.

(b)    Net Working Capital Computation.

(i)Within thirty (30) days following the Closing, Purchaser shall cause the Company to prepare and deliver to Seller a statement (the “Net Working Capital Statement”) of the net working capital as of the Closing Date determined pursuant to Section 2.3(a) (the “Closing Net Working Capital”). Subject to Section 2.3(a), the computation of Closing Net Working Capital set forth on such Net Working Capital Statement shall be determined in accordance with GAAP in a manner consistent with the determination of the Preliminary Net Working Capital, without deviation from the methodologies and/or actuarial analyses set forth in Section 2.3(a) and Schedule 2.3(a).

(ii)If Seller shall disagree with such determination, Seller shall notify Purchaser in writing on or before the date twenty (20) days after the date on which the Company delivers to Seller such Net Working Capital Statement. Purchaser and Seller shall attempt in good faith to resolve any such disagreements. If Purchaser and Seller are unable to resolve all such disagreements on or before the date twenty (20) days following notification by Seller of any such disagreements, Seller and Purchaser shall retain the Orange County office of BDO Seidman, or if the Orange County office of BDO Seidman is not willing to serve as the Final Accounting Firm or is determined to not be an Independent Accounting Firm (as defined below), then such other independent nationally recognized accounting firm with no material existing relationship with the Company, Purchaser or Seller (an “Independent Accounting Firm”) upon whom Seller and Purchaser shall mutually agree, or if no such other accounting firm is willing to serve as the Final Accounting Firm, then such other qualified Person upon whom Seller and Purchaser shall mutually agree (such accounting firm or other Person being referred to as the “Final Accounting Firm”), to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to the Net Working Capital Statement and the calculation of the Closing Net Working Capital. If Purchaser and Seller are unable to agree on the choice of an accounting firm, then Purchaser and Seller shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of two Independent Accounting Firms), which firm shall be the “Final Accounting Firm.” The determination by the Final Accounting Firm shall be binding and conclusive on both Seller and Purchaser.

(iii)The Final Accounting Firm shall offer Seller and Purchaser the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. Notwithstanding the foregoing, absent the subsequent discovery of additional facts to justify a change in position, each party shall be entitled to submit to the Final Accounting Firm a value for any disputed item and for the Closing Net Working Capital that is equal to (A) in the case of Purchaser, only that value set forth on the Net Working Capital Statement delivered to Seller pursuant to Section 2.3(b)(i) above, and (B) in the case of Seller, only that value set forth in the dispute notice delivered to Purchaser pursuant to Section 2.3(b)(ii). The determination of the Final Accounting Firm shall be based solely on such written submissions by Seller and Purchaser and their respective representatives and shall not be by independent review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after Seller and Purchaser submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, with respect to each specific disputed matter, and absent mathematical errors, the Final Accounting Firm shall not assign a position or amount for any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be split equally between Seller and Purchaser; provided, however, that in the event that the Final Accounting Firm accepts the position of one party in its entirety with respect to the calculation of the Closing Net Working Capital, then the fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the party whose submission to the Final Accounting Firm was not selected. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iv)Seller shall be entitled to have reasonable access to the books and records of the Company and the work papers of Purchaser prepared specifically in connection with the Closing Net Working Capital and the Net Working Capital Statement and, upon reasonable prior notice, shall be entitled to discuss such books and records and work papers with Purchaser and those Persons (including employees of the Company) responsible for the preparation thereof.

(c)    Payments.

(i)If the Closing Net Working Capital as determined pursuant to this Section 2.3 is greater than the Preliminary Net Working Capital by more than $50,000, then Purchaser shall pay to Seller the amount equal to the difference between the Preliminary Net Working Capital and the Closing Net Working Capital in cash by wire transfer of immediately available funds on or before the date three (3) days after the date of such determination. If the Closing Net Working Capital as determined pursuant to this Section 2.3 is greater than the Preliminary Net Working Capital by $50,000 or less, then no payment shall be made and Purchaser shall have no obligation or other liability with respect to such surplus. In addition, if the Closing Net Working Capital as determined pursuant to this Section 2.3 is greater than or equal to the Preliminary Net Working Capital, then Seller and Purchaser shall execute joint written instructions instructing the Escrow Agent to pay the Working Capital Escrow Deposit to Seller 45 days following the Closing Date (provided that such 45 day period shall be extended indefinitely until the resolution of all disputes regarding the calculation of Closing Net Working Capital).

(ii)If the Closing Net Working Capital as determined pursuant to this Section 2.3 is less than the Preliminary Net Working Capital by more than $50,000, then Seller and Purchaser shall execute joint written instructions instructing the Escrow Agent to pay to Purchaser, from the Working Capital Escrow Deposit, the amount equal to the difference between the Closing Net Working Capital and the Preliminary Net Working Capital, and to pay the balance of the Working Capital Escrow Deposit (if any, and including any earnings thereon) to Seller; provided, that, if the Working Capital Escrow Deposit is insufficient to cover the entire amount payable to Purchaser pursuant to this Section 2.3(c)(ii), then the Escrow Agent shall distribute the entire Working Capital Escrow Deposit to Purchaser, and Seller, on or prior to the same date as the Escrow Agent distributes the Working Capital Escrow Deposit to the Purchaser, shall pay an amount to Purchaser equal to such shortfall. In the event the amount of funds in the Working Capital Escrow Deposit exceeds the amount required to be paid to Purchaser under this Section 2.3(c)(ii), then the Escrow Agent, after paying such difference from the Working Capital Escrow Deposit as provided herein, shall pay the remaining funds in the Working Capital Escrow Deposit to Seller 45 days following the Closing Date (provided that such 45 day period shall be extended indefinitely until the resolution of all disputes regarding the calculation of Closing Net Working Capital). If the Closing Net Working Capital as determined pursuant to this Section 2.3 is less than the Preliminary Net Working Capital by $50,000 or less, then (A) no payment shall be due to Purchaser under this Section 2.3(c)(ii), and Seller shall have no obligation or liability with respect to such deficiency, and (B) Seller and Purchaser shall execute within three (3) Business Days following final determination of the Closing Net Working Capital joint written instructions instructing Escrow Agent to pay the entire amount of the Working Capital Escrow Deposit (including any earnings thereon, if applicable) to Seller.

(d)    Exclusive Remedy for Working Capital Adjustment. Each of Purchaser, the Company and Seller acknowledges and agrees that the Purchase Price adjustment provisions set forth in this Section 2.3 shall be the sole and exclusive remedy of Purchaser and Seller with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Section 2.3 (whether or not any such adjustment was, in fact, made) and/or (ii) determining the amount of any such adjustment; provided that, in the case of fraud, the foregoing Purchase Price adjustment provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Purchaser and Seller or their respective assigns, as the case may be, may be entitled at law or in equity.

2.4    Allocation of Consideration.

(a)The “consideration received” (as defined in Section 1060(a) of the Code) for the purchase and sale of the Company and the covenants contained in Section 6.9 shall be allocated among the assets of the Company and such covenants as determined by a third party valuation firm Eureka Capital (the “Allocation”) and delivered by Purchaser to Seller within 60 days following the Closing. If Seller shall disagree with such Allocation, Seller shall notify Purchaser in writing on or before the date twenty (20) days after the date on which Purchaser delivers to Seller such Allocation. Purchaser and Seller shall attempt in good faith to resolve any such disagreements. If Purchaser and Seller are unable to resolve all such disagreements on or before the date twenty (20) days following notification by Seller of any such disagreements, Seller and Purchaser shall retain the Orange County office of BDO Seidman, or if the Orange County office of BDO Seidman is not willing to serve as the Final Accounting Firm or is determined to not be an Independent Accounting Firm, then such other Independent Accounting Firm as determined pursuant to the procedure specified in Section 2.3(b)(ii) shall serve as the Final Accounting Firm for the purposes of resolving disputes about the Allocation. Such Final Accounting Firm shall follow the substantive procedures set forth in Section 2.3(b)(iii) in resolving such disputes.

(b)Purchaser and Seller shall (i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

2.5    Withholding Rights. Each of Purchaser, the Company, Seller and the Escrow Agent shall be entitled to deduct and withhold from funds deposited in the Working Capital Escrow Deposit and payments of any amount (or any portion thereof) payable pursuant to this Agreement, any applicable Transaction Document or the Escrow Agreement to, or on behalf of, the Company and Sterno such amounts as may be required to be deducted and withheld with respect to such funding or the making of such payment under the Code, any other applicable Law or any Company Benefit Plans in effect as of immediately prior to the Closing. If Purchaser determines that withholding is required on any payment made by it, then Purchaser shall make reasonable efforts to give notice to Seller reasonably in advance of such payment of its intent to withhold and the amount of such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and any applicable Transaction Document as having been paid to the party to whom such amounts would otherwise have been paid.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows, except as set forth on the Schedules hereto:

3.1    Authority of the Company. The Company is validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its Business as presently conducted, to enter into this Agreement and the Transaction Documents to which it is a party, and to carry out the transactions and perform its obligations contemplated herein and therein. The Company has delivered to Purchaser a correct and complete copy of the Company LLC Agreement, including all amendments through the date hereof. The Company is not in breach of the Company LLC Agreement or the Company’s certificate of formation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by the Company have been duly authorized by all necessary limited liability company action of the Company and no other limited liability company proceedings on the part of Company are necessary to authorize this Agreement, the Transaction Documents to which the Company is a party, or the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

3.2    Capitalization; Ownership.

(a)All of the aggregate authorized and outstanding limited liability company interests and other equity interests of the Company are as set forth on Schedule 3.2. No claim has been made or threatened in writing against the Company or Seller asserting that any Person other than a Person listed on Schedule 3.2 is the holder or beneficial owner of any equity (including options) of, or any other voting, equity, profits or ownership interest in the Company. Except as set forth on Schedule 3.2, the Company has not issued or agreed to issue any: (i) membership or other equity interest in the Company; (ii) option, warrant or other right convertible into or exchangeable or exercisable for the purchase of Company membership or equity interests; (iii) preemptive rights, rights of first refusal or other rights to subscribe for, purchase or otherwise acquire from the Company any equity of, or any other voting, equity, profits or ownership interest in the Company; (iv) equity appreciation right, phantom equity, interest in the earnings of the Company or other economic equivalent or equity-based award or right; (v) irrevocable proxies or voting agreements with respect to any of the Company Interests or any other equity or voting interests in the Company; or (vi) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for membership or equity interests having the right to vote.

(b)The Company Interests held by Seller constitute all the issued and outstanding limited liability company or membership interests of the Company. All of the Company Interests are duly authorized, validly issued, and except to the extent expressly set forth in the Company LLC Agreement, fully paid and non-assessable.

(c)No distributions of cash or property in respect of the outstanding membership interests of the Company have been declared or are pending, except for such are disclosed on Schedule 3.2 or otherwise have been paid in full as of the Closing.

(d)All of the Company Interests have been offered, sold and delivered by the Company to Seller in compliance with all applicable federal and state securities laws. Except for rights granted to Purchaser under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or except as set forth in the Company LLC Agreement, that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued membership interests of the Company. No Company Interests have been issued in violation of any rights, agreements, arrangements or commitments under any provision of the Company LLC Agreement or the Company’s certificate of formation or any contract, agreement or understanding to which the Company is a party or by which the Company is bound.

3.3    Subsidiaries.

(a)Except for the Sterno Units, the Company does not own, directly or indirectly, any stock, partnership interest, limited liability company interest, joint venture interest, or any other equity interest in, or any security issued by, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in any Person.

(b)Sterno is validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its Business as presently conducted. The Company has caused to be delivered to Purchaser a correct and complete copy of the Sterno LLC Agreement, including all amendments through the date hereof. Sterno is not in breach of the Sterno LLC Agreement or Sterno’s certificate of formation.

(c)All of the aggregate authorized and outstanding units of membership interest and other equity interests of Sterno are as set forth on Schedule 3.3(c). No claim has been made or threatened in writing against the Company or Sterno asserting that any Person other than the Company, for all periods since October 29, 2012, is the holder or beneficial owner of any equity (including options) of, or any other voting, equity, profits or ownership interest in Sterno. There are no outstanding options, warrants, preemptive rights, rights of first refusal or other rights to subscribe for, purchase or otherwise acquire from Sterno any equity of, or any other voting, equity, profits or ownership interest in, Sterno. Except as set forth on Schedule 3.3(c), Sterno has not issued or agreed to issue any: (i) membership or other equity interest in Sterno; (ii) option, warrant or other right convertible into or exchangeable or exercisable for the purchase of membership or equity interests in Sterno; (iii) preemptive rights, rights of first refusal or other rights to subscribe for, purchase or otherwise acquire from Sterno any equity of, or any other voting, equity, profits or ownership interest in Sterno; (iv) equity appreciation right, phantom equity, interest in the earnings of Sterno or other economic equivalent or equity-based award or right; (v) irrevocable proxies or voting agreements with respect to any of the Sterno Units or any other equity or voting interests in Sterno; or (vi) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for membership or equity interests in Sterno having the right to vote.

(d)The Sterno Units held by the Company constitute all the issued and outstanding units of membership interest or other limited liability company interest of Sterno. All of the Sterno Units are duly authorized, validly issued, fully paid and, except to the extent expressly set forth in the Sterno LLC Agreement, fully paid and non-assessable.

(e)The Company owns and has good and valid title to the Sterno Units, free and clear of all Liens. All of the Sterno Units were offered, sold and delivered to the Company in compliance with all applicable federal and state securities laws. There are no outstanding obligations of Sterno to issue, sell or transfer or repurchase, redeem or otherwise acquire, or except as set forth in the Sterno LLC Agreement, that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued membership interests of Sterno. No Sterno Units have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Sterno LLC Agreement or Sterno’s Certificate of Formation or any contract, agreement or understanding to which Sterno is a party or by which Sterno is bound.

3.4    No Conflicts; Consents and Approvals. The execution, delivery, and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party do not, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of the consents, approvals and waivers listed on Schedule 3.4, do not and, to the Company’s Knowledge (with or without notice or lapse of time or both), will not: (a) violate or conflict with any term, condition or provision of (i) the Company LLC Agreement, the Sterno LLC Agreement, or the certificate of formation of either the Company or Sterno, (ii) any Material Contract by which the Company or Sterno or any of their respective properties are bound as of the date hereof, or (iii) any Law applicable to the Company or Sterno as of the date hereof which violation would, in the case of clauses (ii) and/or (iii), reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted or otherwise be material to the Company and Sterno taken as a whole; or (b) result in the creation of any Lien (other than a Permitted Lien) upon any of the Company’s or Sterno’s respective properties or give to others any interest or right in any of such properties, including, a right to purchase any of such properties. Except for such consents, authorizations and approvals as set forth on Schedule 3.4, no material authorization, consent, order, permit, notice or approval of, or filing with, any Governmental Authority is required to be obtained or made by the Company or Sterno in connection with the execution and delivery of, or performance by the Company of its obligations under, this Agreement or any Transaction Document to which the Company is a party.

3.5    Real Property; Title to Assets.

(a)Schedule 3.5(a) sets forth a correct and complete listing of any and all real property owned by the Company or Sterno as of the date hereof (“Owned Real Property”) or leased, subleased, licensed or otherwise occupied by the Company or Sterno as of the date hereof (“Leased Real Property” and with the Owned Real Property, the “Real Property”), and, in the case of Leased Real Property, the name of the lessee and the lessor and a description of the governing lease or other occupancy agreement. Schedule 3.5(a) also sets forth a correct and complete listing of all options or other rights to lease real property that are held by the Company or Sterno, if any, unless such option or other right is pursuant to a lease otherwise identified on Schedule 3.5(a). Except as set forth in Schedule 3.5(a), neither the Company nor Sterno has agreed to purchase or lease (presently or in the future), nor is either the Company or Sterno obligated to purchase or lease (presently or in the future), any real property from a third party. True and complete copies of each lease for Leased Real Property (each a “Lease”) have heretofore been made available by the Company to Purchaser. The Real Property constitutes all of the real property used by the Company in the Business. Except as set forth on Schedule 3.5(a), the buildings, fixtures and other improvements on the Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.

(b)Except for (i) matters set forth in Schedule 3.5(b), (ii) Permitted Liens, or (iii) recorded easements, rights-of-way, declarations, covenants, conditions, restrictions or other encumbrances of record (including zoning, building and other similar restrictions) that (A) do not secure any obligations of the Company or Sterno, (B) do not, individually or in the aggregate, render title to the Real Property unmarketable, and/or (C) do not prohibit, prevent or materially interfere with the continued use of the Real Property to which they relate in the Business as presently conducted by the Company or Sterno, or any other matters described in any title insurance policy(ies) issued to the Company, Sterno and/or Purchaser prior to or in connection with the closing of the transactions contemplated hereby (the items described in this clause (iii) being the “Permitted Encumbrances”): (1) the Company or Sterno holds a valid leasehold estate (either for a term or as a holdover, as disclosed on Schedule 3.5(b)) in each Leased Real Property subject only to performance of the terms of the Lease to be performed by the Company, (2) to the Company’s Knowledge, the Company or Sterno owns good and indefeasible title to the Owned Real Property, free and clear of any Liens other than Permitted Encumbrances, (3) each Lease is in full force and effect, enforceable in accordance with its terms and conditions (except (i) for such failures to be valid and binding or in full force and effect or enforceable that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted or otherwise material to the Company and Sterno taken as a whole; and (ii) as may be limited by (x) applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws from time to time in effect which affect creditors’ rights generally, or (y) legal and equitable limitations on the availability of specific remedies), and (4) each Lease constitutes the entire agreement between the Company or Sterno, as applicable, and each landlord with respect to the applicable Leased Real Property, (5) the Company or Sterno, as applicable, has not failed to exercise any right of renewal with respect to any Lease that by its terms would otherwise have expired as of the date of this Agreement, and (6) neither the Company nor Sterno has received any written notice or claim of any material default under any of the Leases by the Company or Sterno or, to the Company’s Knowledge, the landlord, and to the Company’s Knowledge, no event has occurred, or condition exists, which, with the giving of notice or lapse of time or both would constitute a material default or termination event or condition. To the Company’s Knowledge, except as described on Schedule 3.5(b), there are no adverse or other parties in possession of the Real Property. There are no pending or, to the Company’s Knowledge, threatened, condemnation, eminent domain or similar proceedings affecting the Real Property.

(c)Each of the Company and Sterno owns good and marketable title, free and clear of all Liens (other than Permitted Liens and such other liens disclosed on Schedule 3.5(c)), or has valid leasehold interests (as applicable) to, or otherwise has the right to use, all of its material personal property assets currently used in the conduct of the Business. The real and personal property assets owned, leased or licensed by the Company and Sterno, together with those assets included in Net Working Capital and any other assets listed on Schedule 3.5(c), constitute all assets, properties and interests in properties and assets necessary for and material to the conduct of the Business as currently conducted.

(d)Except as set forth on Schedule 3.5(d), all of the machinery, tooling and equipment assets, other tangible personal property assets of the Company and Sterno necessary for the conduct of the Business as presently conducted by the Company and Sterno are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently being put.

3.6    Intellectual Property.

(a)Schedule 3.6(a) sets forth an accurate and complete list of:

(i)all Company Registered IP, including in each case the registered and beneficial owner, jurisdiction, expiration date and registration and application number, and with respect to each Domain Name, the registrar, registrant and expiration date;

(ii)all social media accounts owned or operated by the Company or Sterno;

(iii)all material proprietary software of the Company and Sterno;

(iv)each license, agreement, consent or other permission which the Company or Sterno has granted to any third party with respect to any Intellectual Property (“Outbound License Agreements”);

(v)excluding licenses for commercially-available “off the shelf,” “shrink wrapped” software in object code form for an aggregate fee of no more than $25,000, each license, agreement, consent or other permission whereby the Company or Sterno has been granted any right under or with respect to any Intellectual Property owned by a third party (“Inbound License Agreements”); and

(vi)any unregistered Marks or Copyrights owned, licensed or used by the Company or Sterno that are otherwise material to the conduct of the Business as presently conducted.

(b)The Intellectual Property set forth on Schedule 3.6(a) is subsisting, enforceable and, to the Knowledge of the Company, valid. Except as set forth on Schedule 3.6(b), the Company or Sterno exclusively owns and possesses, free and clear of all Liens, all right, title and interest in and to the Intellectual Property set forth on Schedule 3.6(a) and all other Intellectual Property that is purported to be owned by the Company or Sterno and that is material to the Business as presently conducted by the Company and Sterno, in each case, other than Intellectual Property that is licensed to the Company or Sterno by a third party licensor pursuant to a written license agreement that remains in effect.

(c)Except as set forth on Schedule 3.6(c), (i) there are no actions that must be taken by the Company or Sterno within 180 days following the date of this Agreement in respect of the payment of any registration, maintenance or renewal fees or, to the Knowledge of the Company, the filing with any Governmental Authority of any responses, office actions, documents, applications or certificates, in any such case, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered IP, and (ii) the Company and Sterno have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Intellectual Property that is material to the Company’s or Sterno’s businesses as currently conducted (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(d)Except as set forth on Schedule 3.6(d), (i) no registered Mark identified on Schedule 3.6(a) is now, or since October 1, 2011 has been, involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks, and (ii) no Patent identified on Schedule 3.6(a) is now, or since January 1, 2012 has been, involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is threatened with respect to any of such Patents.

(e)Except as set forth on Schedule 3.6(e), (i) to the Company’s Knowledge, neither the Company nor Sterno has interfered with, infringed upon or misappropriated in any material manner any Intellectual Property rights of third parties or committed any acts of unfair competition, (ii) since January 1, 2012, received any written charge, complaint, claim, demand, indemnity request or notice alleging any such interference, infringement, misappropriation, or act of unfair competition, and (iii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Intellectual Property owned by the Company or Sterno in a material manner.

(f)The Company and Sterno own, or have the right to use, all Intellectual Property material to the Company’s or Sterno’s businesses as currently conducted. To the extent that the Company or Sterno owns Intellectual Property, including as set forth in Schedule 3.6(a), the Company or Sterno, as applicable, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, such Intellectual Property, and to the Company’s Knowledge, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property. Neither the Company nor Sterno has received any written charge, complaint, claim, demand or notice alleging that any Intellectual Property licensed by the Company or Sterno to any other party was done so in conflict with the Intellectual Property rights of any other Person and, to the Company’s Knowledge, and except as set forth on Schedule 3.6(f), no such license has been granted by either the Company or Sterno.

(g)Except as set forth on Schedule 3.6(g), (i) each of the Company and Sterno has taken all commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Trade Secrets included in its Intellectual Property, and (ii) all current and former employees, consultants and contractors of the Company or Sterno who have contributed to the development of Intellectual Property that is material to the conduct of the Company’s and Sterno’s businesses have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(h)Except as set forth on Schedule 3.6(h), since January 1, 2010, the Company has not, since October 29, 2012 Sterno has not, and during the period beginning January 1, 2010 and ending on October 29, 2012, to the Company’s Knowledge, Sterno has not, sent to any third party or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of the Company or Sterno by such other Person or any acts of unfair competition by such other Person and, to the Company’s Knowledge, there has not occurred during such time, any such infringement or misappropriation of the Company’s or Sterno’s Intellectual Property rights or act of unfair competition against the Company or Sterno by any such other Person.

(i)Except as set forth on Schedule 3.6(i), (i) since October 1, 2011 the Company and its Affiliates (including Seller) have not transferred ownership of any Intellectual Property that was used in the conduct of the Company’s business during such periods, (ii) since October 29, 2012 Sterno has not transferred ownership of any Intellectual Property that was used in the conduct of Sterno’s business during such periods, (iii) during the period beginning October 1, 2011 and ending on October 29, 2012, to the Company’s Knowledge, Sterno did not transfer ownership of any Intellectual Property that was used in the conduct of Sterno’s business during such periods, and (iii) neither the Company nor Sterno has granted any exclusive license or otherwise agreed to restrict or limit its use of any material Intellectual Property owned by the Company or Sterno.

(j)Except as set forth on Schedule 3.6(j), neither the execution and delivery of this Agreement or any Transaction Document to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Intellectual Property rights used in the conduct of the Company’s or Sterno’s businesses as currently conducted or (ii) give rise to any right of any third party to modify any of the Company’s or Sterno’s rights or obligations under any Inbound License Agreement or Outbound License Agreement.

3.7    Financial Statements; Absence of Undisclosed Liabilities.

(a)Each of the Financial Statements, attached hereto as Schedule 3.7, (i) has been prepared in accordance with and based upon the books and records of the Company and, for all periods after October 29, 2012, the books and records of Sterno, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or as otherwise disclosed on Schedule 3.7), and (iii) presents fairly, in all material respects, the financial condition of the Company and, for all periods after October 29, 2012, its consolidated subsidiary, as of the referenced dates and the results of operations of the Company and, for all periods after October 29, 2012, its consolidated subsidiary, for the periods presented, subject in the case of the unaudited Financial Statements to normal audit adjustments, the lack of footnotes and other presentation items.

(b) Except as and to the extent adequately reserved against or reflected in the Financial Statements, or as set forth in Schedule 3.7(b), neither the Company nor Sterno has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and Sterno or disclosed in the notes thereto, except such liabilities and obligations as (i) are set forth or described on any other Schedule of this Agreement, and/or (ii) have been incurred in the Ordinary Course of Business since September 30, 2014 or otherwise in connection with the transactions contemplated by this Agreement and the Transaction Documents.

3.8    No Material Adverse Change. Since December 31, 2013, and except as set forth on Schedule 3.8:

(a)the Company and Sterno have conducted their businesses only in the Ordinary Course of Business consistent with past practice;

(b)there has not occurred any change, event or development directly involving the Company or Sterno or their respective businesses or assets or, to the Company’s Knowledge, any other change, event or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect;

(c)neither the Company nor Sterno has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance;, and

(d)neither the Company nor Sterno has taken any of the following actions :

(i)amended or otherwise changed the Company LLC Agreement, the Company’s Certificate of Formation, the Sterno LLC Agreement or Sterno’s Certificate of Formation (except as contemplated by this Agreement);

(ii)accelerated or terminated, or amended, waived or modified in any material respect, any Material Contract or any of the Company’s or Sterno’s material rights thereunder, or entered into any other material contract other than in the Ordinary Course of Business;

(iii)issued, sold, pledged, transferred, disposed of or otherwise subjected to any encumbrance any equity or ownership interests of the Company or Sterno, or any options, warrants, convertible securities or other rights of any kind to acquire any such interests;

(iv)declared, set aside, made or paid any redemptions of or dividends or distributions in respect of its outstanding limited liability company or units of membership interests;

(v)reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its the equity or ownership interests of the Company or Sterno, or made any other change with respect to their respective capital structures;

(vi)acquired any equity interest in any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (other than inventory assets held for sale in the Ordinary Course of Business) or entered into any exclusive dealing, noncompetition or similar agreement,

(vii)entered into any joint venture, strategic alliance or similar contract or arrangement other than in the Ordinary Course of Business;

(viii)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Sterno, or otherwise altered the Company’s or Sterno’s limited liability company structure;

(ix)increased the base compensation of any manager, officer or employee whose annual salary (excluding bonus) is in excess of $100,000 per year or otherwise amended or entered into an employment or similar agreement with such an individual;

(x)incurred any debt (other than borrowings under the Company’s revolving credit facility repaid as of the date hereof) or issued any debt securities or assumed, guaranteed or endorsed, or otherwise became responsible for, the obligations of any Person, or made any loans or advances, except in any of the foregoing instances, in the Ordinary Course of Business, provided, that neither the Company or Sterno has incurred, assumed or guaranteed any long-term indebtedness for borrowed money (other than borrowings under the Company’s revolving credit facility to be repaid as of the date hereof);

(xi)incurred any Lien (other than Permitted Liens and, as to Real Property, Permitted Encumbrances) upon any of its assets;

(xii)sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than purchases and sales of inventory and supplies in the Ordinary Course of Business;

(xiii)except as set forth on Schedule 3.8(d)(xiii), made any capital expenditure (or series of related capital expenditures) involving more than $25,000 in the aggregate;

(xiv)entered into any collective bargaining agreement, or entered into any employment contract (other than ordinary course at-will employment arrangements), or modified in any material respect the terms of any such existing contract or agreement with an executive of the Company or Sterno outside the Ordinary Course of Business;

(xv)entered into any contract with any Related Party of Seller, the Company or Sterno (other than this Agreement and as contemplated under this Agreement and the Transaction Documents);

(xvi)made any change in any method of accounting or accounting practice or policy, except as required by GAAP, including, without limitation, any changes in the Company’s or Sterno’s cash management practices and policies and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade payables, deferral of revenue and acceptance of customer deposits;

(xvii)made, revoked or modified any Tax election, settled or compromised any Tax liability or filed any Tax Return other than on a basis consistent with past practice;

(xviii)except for the payment of Indebtedness, Seller Transaction Expenses, Company Employee Closing Payments, Sterno Restructuring Reserve Expenses and other liabilities identified on Schedule 3.8(d)(xviii), paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against on the balance sheets included in the Financial Statements or subsequently incurred in the Ordinary Course of Business;

(xix)cancelled, compromised, waived or released any right or claim other than in the Ordinary Course of Business;

(xx)permitted the lapse of any existing policy of insurance relating to the business or assets of the Company or Sterno;

(xxi)accelerated the collection of or discount any accounts receivable, delayed the payment of accounts payable or defer expenses, reduced inventories or otherwise increased cash on hand, except in any such instance, in the Ordinary Course of Business;

(xxii)sold, assigned or transferred all or any portion of its Intellectual Property;

(xxiii)granted any licenses of Intellectual Property except for non-exclusive licenses granted in the Ordinary Course of Business;

(xxiv)abandoned or ceased to prosecute or maintain any of the Intellectual Property set forth on Schedule 3.6(a) or any other Intellectual Property that is material to the conduct of the Company’s or Sterno’s businesses;

(xxv)to the Company’s Knowledge, disclosed any trade secrets or other material confidential information concerning the Company or Sterno of their respective businesses to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto; or

(xxvi)entered into any agreement or otherwise committed to do any of the foregoing.

3.9    Tax Matters. Except as set forth in Schedule 3.9:

(a)Each of the Company and Sterno has filed, or has had filed on its behalf, all Tax Returns required to have been filed and has directly, or has had on its behalf, paid, withheld, or made provision for the payment of, all Taxes, whether or not shown on any such Tax Returns as owing;

(b)there are no outstanding extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of, or which includes, the Company or Sterno;

(c)there is no material action, suit, proceeding, investigation, audit, claim or assessment pending or, to the Company’s Knowledge, proposed with respect to any liability for Tax, or with respect to any Tax Return, of the Company or Sterno;

(d)no Liens have been filed by any Taxing authority with respect to the assets of the Company or Sterno, except Liens for Taxes not yet due and payable;

(e)to the Company’s Knowledge, no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or Sterno;

(f)after the Closing Date, neither the Company nor Sterno will have any liability under any Tax sharing or allocation agreement to any Person;

(g)all amounts required to be withheld, collected or deducted from monies paid to employees, creditors, independent contractors (including contractors who may be deemed employees under applicable Law) and third parties by the Company and Sterno have, in all material respects, been withheld, collected or deducted and have been timely accounted for in all material respects to the appropriate Governmental Authority;

(h)all Taxes not yet due and payable by the Company and Sterno have been, in all material respects, properly accrued on the books of account of the Company and Sterno in accordance with GAAP;

(i)neither the Company nor Sterno has been required to include any item in income as a result of a voluntary change in accounting method, and no Governmental Authority has initiated or proposed any such adjustment or change;

(j)each of the Company and Sterno has been at all times classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3;

(k)neither the Company nor Sterno(i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than any of the Company or Sterno) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

(l)neither the Company nor Sterno will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); (iii) installment sale made prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; and

(m)no claim has been made in writing against the Company or Sterno by any Taxing authority in a jurisdiction where the Company or Sterno does not currently pay Taxes or file Tax Returns asserting that the Company or Sterno may be subject to Taxes by such jurisdiction.

3.10    Litigation. Except as set forth on Schedule 3.10, (a) there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding (each an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or Sterno or any their respective officers, assets, properties or businesses, in each case, relating to the Businesses or properties of the Company or Sterno that involves claims of Losses, damages, penalties, or any other form of liability that, in the aggregate, could reasonably be expected to exceed $50,000, (b) there is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents, (c) there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or threatened investigation by, any Governmental Authority relating to the Company, Sterno, any of their respective properties or assets, any of their respective officers, or the transactions contemplated by this Agreement or the Transaction Documents, and (d) there is no Action by the Company or Sterno pending, or which the Company or Sterno has commenced preparations to initiate, against any other Person.

3.11    Employee Benefits and Related Matters.

(a)Set forth on Schedule 3.11(a) is a complete and correct list of all Company Benefit Plans.

(b)True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been provided to Purchaser by the Company, to the extent applicable: (i) the plan document (or if no such plan document exists with respect to a Company Benefit Plan, then a summary of the material terms of such Company Benefit Plan) and any related trust documents, and amendments thereto, (ii) copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iii) the three most recent IRS Forms 5500 and schedules thereto and the most recent actuarial report, if any, (iv) the most recent IRS determination letter (or opinion letter), as applicable, and (v) the summary plan description and any material modifications thereto.

(c)The Company Benefit Plans have been established, maintained and administered, in all material respects, in accordance with their terms and with all requirements of ERISA, the Code and other applicable Law. Except as set forth on Schedule 3.11(c), no Company Benefit Plan is intended to qualify under Section 401 of the Code. Except as set forth on Schedule 3.11(c) or as provided for or contemplated in this Agreement or any applicable Transaction Document, or for such as have been offered or entered into by Purchaser, neither the Company nor Sterno has entered into any agreement or committed to do any of the following: (i) create or incur any material liability with respect to any employee benefit plan, program or arrangement other than pursuant to the existing terms of a Company Benefit Plan; (ii) enter into any contract (whether oral or written) to provide compensation or benefits to any individual other than under the existing terms of a Company Benefit Plan; or (ii) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable laws, including ERISA and the Code.

(d)Except as set forth on Schedule 3.11(d), there are no actions, suits or claims pending or, to the Company’s Knowledge, threatened, involving any Company Benefit Plans, other than routine claims for benefits.

(e)Since October 10, 2008 with respect to the Company and its ERISA Affiliates, and since October 29, 2012 and, to the Company’s Knowledge, during the period between October 10, 2008 and October 29, 2012 with respect to Sterno and its ERISA Affiliates, neither the Company nor Sterno, nor any of their respective ERISA Affiliates has (i) maintained, established, sponsored, participated in or contributed to or incurred any liability (contingent or otherwise) with respect to any (A) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (C) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (D) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (ii) without limiting the foregoing, engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(f)Except as set forth on Schedule 3.11(f), neither the execution and delivery of this Agreement or any Transaction Document by Seller or the Company, nor the consummation of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, severance, golden parachute or bonus) becoming due to any current or former director or current or former employee of the Company or Sterno under any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company

Benefit Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)Since January 1, 2012, each Company Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.

(h)Each Company Benefit Plan, or other contract, plan, program, agreement, or arrangement maintained by the Company or Sterno that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) complies in form with and has been operated in good faith compliance since January 1, 2005 and in compliance since January 1, 2009, in each case, with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder.

(i)The Company has not, and Sterno has not during any period after October 29, 2012 or, to the Company’s Knowledge, any prior period, sponsored, maintained, participated in, or contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) that is subject to the Laws of any jurisdiction outside of the United States.

3.12    Material Contracts.

(a)Schedule 3.12(a) is a correct and complete list of all of the following contracts to which either the Company or Sterno is a party or by which it or its assets are bound as of the date hereof (collectively, together with the Inbound License Agreements and Outbound License Agreements, the “Material Contracts”):

(i)contracts that require the expenditure of, or involve the receipt of, more than $100,000 per contract in any fiscal year, or under which the amount paid or received by the Company or Sterno exceeded in the Company’s 2013 fiscal year or are expected to exceed in the Company’s 2014 fiscal year (in both cases, on a consolidated basis) $100,000, or under which the aggregate amount to be paid or received by the Company or Sterno over the current contract term otherwise exceeds $250,000, other than (in any such instance) (A) purchase and sale orders entered into in the Ordinary Course of Business for inventory held for resale or supplies used in the conduct of the Business, and (B) any other contract identified pursuant to any of the following subparagraphs of this Section 3.12(a);

(ii)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising contract that involves aggregate payments to or from the Company in excess of $50,000 per fiscal year, or that has an unexpired term in excess of one year from the date of this Agreement, or that is not otherwise terminable by the Company or Sterno on not more than 30 days advance notice, except in the case of continuing sales or purchase agreements or sales promotion agreements for such as have been entered into by the Company or Sterno in the Ordinary Course of Business;

(iii)contracts relating to Indebtedness or to the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Company or Sterno;

(iv)contracts guaranteeing any obligation for Indebtedness, and contracts guaranteeing any other monetary or financial obligation in excess of $25,000;

(v)contracts pursuant to which the Company or Sterno has made any advance, loan, extension of credit (other than customary trade terms offered to customers in the Ordinary Course of Business) or capital contribution to, or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(vi)contracts for any Leased Real Property;

(vii)contracts under which Company or Sterno is the lessor or sublessor of, or permits any third party to occupy, hold or operate, any real or personal property owned or controlled by the Company or Sterno;

(viii)any contracts containing covenants limiting the ability of the Company or Sterno to engage in any line of business or with any Person or in any geographic area or during any period of time, or a covenant not to compete granted by the Company or Sterno in favor of a third party, or that restricts the right of the Company and Sterno to sell to or purchase from any Person or to hire any Person;

(ix)contracts which contain a “most favored customer” or similar provision obligating the Company or Sterno;

(x)any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(xi)any contract containing an indemnification, defense, or hold harmless provision with respect to any material liabilities relating to any current or former business of the Company, Sterno or any predecessor Person, including but not limited to such arrangements with suppliers or customers;

(xii)contracts with any Affiliate of Seller, the Company or Sterno;

(xiii)any employment or consulting contract that cannot be terminated “at-will” without liability to the Company or Sterno and that involves an aggregate future or potential liability for compensation in excess of $100,000;

(xiv)contracts with any Governmental Authority;

(xv)any contract with any labor union or providing for benefits under any Company Benefit Plan;

(xvi)any hedging, futures, options or other derivative contract;

(xvii)any contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or Sterno;

(xviii)any contract that results in any Person holding a power of attorney from the Company or Sterno that relates to the Company, Sterno or any of their respective businesses;

(xix)any contract that limits the Company’s or Sterno’s rights to use, enforce or register Intellectual Property owned, used, or held for use by the Company or Sterno, including covenants not to sue and co-existence agreements;

(xx)contracts involving the future disposition or acquisition of assets or properties by the Company or Sterno outside the Ordinary Course of Business, or any future merger, consolidation or similar business combination transaction;

(xxi)contracts involving any joint venture, partnership, strategic alliance, co-marketing, co-promotion, joint product development or similar arrangement, except in the case of co-marketing and co-promotion arrangements for such as have been entered into by the Company or Sterno in the Ordinary Course of Business;

(xxii)contracts containing executory obligations relating to any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute entered into since October 1, 2010, in the case of the Company, or since October 29, 2012 and, to the Company’s Knowledge, during the period from October 1, 2010 through October 29, 2012, in the case of Sterno;

(xxiii)contracts involving leases or subleases of personal property involving an annual base rental payment in excess of $50,000; or

(xxiv)any other contract, whether or not made in the Ordinary Course of Business, that (A) has a remaining term greater than one year from the date hereof and cannot be cancelled by the Company or Sterno without penalty or further payment or without more than 30 days’ notice, or (B) is otherwise material to the business, operations, assets, financial condition or results of operations of the Company and Sterno, taken as a whole.

The Company has delivered or made available or caused to be delivered or made available to Purchaser true and complete copies of all Material Contracts, including any amendments thereto.
(b)    Except as set forth on Schedule 3.12(b), (i) none of the Company or Sterno, or to the Company’s Knowledge, any other party, is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Contract, nor has the Company or Sterno received any written claim of any such material breach, violation or default, and (ii) each of the Material Contracts is a legal, valid and binding obligation of the Company or Sterno, as the case may be, is in full force and effect in all material respects, and to the Company’s Knowledge, (A) will be in full force and effect in all material respects on identical terms immediately following the Closing, and (B) is enforceable by the Company or Sterno, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or legal and equitable limitations on the availability of specific remedies.

3.13    Brokers and Finders. Except for Oppenheimer, the fees and expenses of which shall be Seller Transaction Expenses, no broker or investment banker acting on behalf of Seller, the Company or Sterno, or under any of their authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company or Sterno in connection with any of the transactions contemplated herein.

3.14    Insurance. Set forth on Schedule 3.14 is a correct and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies, bonds, and insurance risk arrangements insuring the Company or Sterno and their respective assets that are currently maintained by the Company or Sterno, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and, to the Company’s Knowledge, no application therefor included a material misstatement or omission. The Company or Sterno has paid all premiums with respect to such policies to the extent due. Except as set forth on Schedule 3.14, the Company has not received written notice of, nor to the Knowledge of Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Except as set forth in Schedule 3.14, there are no outstanding claims involving more than $50,000 in any individual circumstance pending under any of such insurance policies and no such claim has been made under any of such insurance policies within the 12 months preceding the date of this Agreement. To the Company’s Knowledge, (a) all material insurable risks in respect of the business and assets of the Company and Sterno are covered by such insurance policies, (b) the types and amounts of coverage provided therein are usual and customary in respect of the historical operations of the Business and industry practices, (c) the Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies, and (d) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause a cancellation or material reduction in the coverage of such policies.

3.15    Labor and Employment Matters. The Company has made available to Purchaser true and correct copies of any employee handbooks of the Company and Sterno currently in effect. Except as set forth on Schedule 3.15:

(a)neither the Company nor Sterno is a party to a collective bargaining agreement or other union contract having provisions covering its employees or is currently negotiating such an agreement, nor are any of their respective employees represented in their capacity as an employee of the Company or Sterno by any labor organization;

(b)there is no union organization activity involving any of the employees of the Company or Sterno, currently pending or, to the Company’s Knowledge, threatened;

(c)no complaint, charge or claim against the Company or Sterno is currently pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous state Governmental Authority;

(d)there are no labor strikes, picketing, labor disputes, requests for representation, slowdowns, stoppages or other job actions currently pending or, to the Company’s Knowledge, threatened against the Company or Sterno;

(e)each of the Company and Sterno is in compliance in all material respects with all Laws relating to the employment of labor, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors;

(f)Neither the Company nor Sterno is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and to the Company’s Knowledge, no investigation with respect to the Company or Sterno is currently pending or threatened by any Governmental Authority responsible for the enforcement of labor or employment laws;

(g)neither the Company nor Sterno is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, and no unfair labor practice or labor charge or complaint is pending or, to the Company’s Knowledge, threatened with respect to the Company or Sterno before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority;

(h)there has been no “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (the “WARN Act”) with respect to the Company or Sterno within the ninety (90) days prior to the Closing; and

(i)Each of the Company and Sterno has paid in full or accrued all wages, salaries, commissions, bonuses, benefits and other compensation that have become due and payable in accordance with the Company’s standard payroll practices and schedule and the applicable terms of the Company Benefit Plans.

3.16    Environmental.

(a)Except as set forth on Schedule 3.16(a), (i) each of the Company and Sterno is, and the Company has been, and Sterno has been (to the Company’s Knowledge with respect to all periods prior to October 29, 2012), in compliance in all material respects with all Environmental Laws applicable to the conduct of their respective businesses, and (ii) since October 1, 2010 in the case of the Company, and since October 29, 2012 and, to the Company’s Knowledge, during the period between October 1, 2010 and October 29, 2012 in the case of Sterno, neither the Company nor Sterno has received any written notice or complaint from a Governmental Authority or other Person alleging that the Company or Sterno has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)Except as set forth on Schedule 3.16(b):

(i)to the Knowledge of the Company, neither the Company nor Sterno has managed, used, stored or disposed of Hazardous Substances on any Company Owned Real Property or Company Leased Real Property in violation of any applicable Environmental Law, except for any such violations as would not individually or in the aggregate, reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted or otherwise be material to the Company and Sterno taken as a whole;

(ii)there has been no Release of Hazardous Substances that was or is required to be reported to any Governmental Authority by the Company or Sterno, or to the Company’s Knowledge, by any other Person, nor has the Company or Sterno commenced or received written notice of any Remediation obligation relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (A) currently or formerly owned, leased or operated by or for the Company, Sterno or any predecessor company; (B) to the Company’s Knowledge, to which the Company or Sterno has sent any Hazardous Substances, or (C) to the Company’s Knowledge, with respect to which the Company or Sterno has any material liability; and

(iii)to the Company’s Knowledge, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing subparagraph (i).

(c)Except as set forth on Schedule 3.16(c), there is no pending or, to the Company’s Knowledge, threatened investigation by any Governmental Authority, nor any pending or, to the Company’s Knowledge, threatened Action with respect to the Company or Sterno relating to Hazardous Substances or otherwise under any Environmental Law.

(d)Each of the Company and Sterno holds all Environmental Permits material to the conduct of their respective businesses as presently conducted, and except as set forth on Schedule 3.16(d), is and has been in compliance in all material respects therewith. Except as set forth on Schedule 3.16(d), the execution, delivery or performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or any material Environmental Permit or (ii) to the Knowledge of the Company, subject any material Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)Except as set forth on Schedule 3.16(e), the Company has not, and since October 29, 2012 and, to the Company’s Knowledge, during any prior periods Sterno has not, assumed, contractually or by operation of Law, any liabilities or obligations of third parties under any Environmental Laws except, in the case of those assumed by operation of Law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to expose the Company or Sterno, individually or in the aggregate, to any material liability.

(f)The Company has made available to Purchaser (i) all “Phase I,” “Phase II” or other environmental reports in the possession of the Company or Sterno or to which they have reasonable access, that relate to the Real Property and/or each company’s respective business operations, and (ii) all material Environmental Permits, audits and other reports pertaining to compliance by the Company or Sterno with Environmental Law.

(g)Except for the representations and warranties of the Company expressly set forth in this Section 3.16, none of Seller, the Company, Sterno or any other Person makes any other express or implied representation or warranty with respect to Environmental Matters, and none of the other representations and warranties contained in this Agreement shall be deemed to be given in relation to Environmental Matters.

3.17    Compliance with Laws; Permits. Except as set forth in Schedule 3.17:

(a)each of the Company and Sterno is currently in compliance in all material respects with all applicable Laws; since January 1, 2010, the Company has not received any written notice, order, complaint or other written communication from any Governmental Authority that the Company is in violation in any material respect with any Law applicable to it, except for any such violations which have since been cured or corrected; and for the period beginning January 1, 2010 and ending October 29, 2012, to the Company’s Knowledge, Sterno has not, and since October 29, 2012 Sterno has not, received any written notice, order, complaint or other written communication from any Governmental Authority that Sterno is in violation in any material respect with any Law applicable to it, except for any such violations which have since been cured or corrected;

(b)each of the Company and Sterno is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and other authorizations of any Governmental Authority necessary for each of the Company and Sterno to own, lease and operate its properties and carry on its Business as currently conducted in all material respects (“Permits”), and is in compliance in all material respects with the requirements and limitations included in such Permits. Neither the Company nor Sterno has received written notice that any suspension, cancellation, modification, revocation or nonrenewal of any material Permit is pending or threatened. Except as set forth on Schedule 3.17(b), to the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in the suspension, cancellation, modification, revocation or nonrenewal of any material Permit. No Permit is issued in the name of any present or former employee, officer, manager, member, agent or otherwise on behalf of the Company or Sterno; and

(c)each of the Company and Sterno is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified and good standing, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted or otherwise be material to the Company and Sterno taken as a whole.

3.18    Affiliate Transactions.

(a) Set forth on Schedule 3.18(a) is a description of all intercompany obligations (a) owed by Seller or any of its Affiliates (other than the Company or Sterno) to the Company or Sterno as of the date hereof, or (b) owed by the Company or Sterno to Seller or any of its Affiliates (other than the Company or Sterno) as of the date hereof.

(b)Set forth on Schedule 3.18(b) is a complete and correct list of all transactions between any of Seller, the Company or, since October 29, 2012, Sterno, on the one hand, and any present or former director, officer, partner, member, manager, stockholder or employee of the Company or Sterno, or any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), on the other hand, other than (i) transactions involving payment by the Company or Sterno of compensation to directors, officers or employees in the ordinary course of business consistent with past practices (including any bonus, incentive compensation, retirement, deferred compensation or severance benefits) and (ii) transactions that do not involve continuing liabilities or obligations of the Company or Sterno after the Closing.

(c)To the Knowledge of the Company, and except as set forth on Schedule 3.18(c) or by reason of the ownership of securities that are listed for trading on any public exchange or quotation system, no Related Party: (i) owns any equity or other material financial or voting interest in any direct competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or Sterno or the Business; (ii) has any economic interest in any Material Contract or any ownership or economic interest in any property (real or personal, tangible or intangible, including Intellectual Property) that is currently used in and material to the conduct of the Business by the Company and Sterno; (iii) has any other material financial interest in any transaction with the Company or Sterno or involving any assets or property of the Company or Sterno, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

3.19    Accounts Receivable. The accounts receivable reflected on the most recent balance sheet included in the Financial Statements, and all accounts receivable arising subsequent to the date of such balance sheet (a) have arisen from bona fide transactions entered into by the Company or Sterno involving the sale of goods or services in the Ordinary Course of Business, and (b) have not been disputed by any customer or other account debtor in writing and, to the Company’s Knowledge, are not subject to claims of set-off or other defenses or other counterclaims. The accounts receivable reserves shown on the balance sheets included in the Financial Statements have been established in accordance with GAAP consistently applied, subject to normal year-end adjustments. The accounts receivable listed on Schedule 3.19 comprise all receivables of the Company and Sterno as of September 30, 2014. Schedule 3.19 identifies all such accounts receivable which have remained unpaid more than 60 days from the date of the applicable invoice as of September 30, 2014.

3.20    Accounts Payable. Except as set forth on Schedule 3.20, all accounts payable and notes payable by the Company and Sterno reflected on the most recent balance sheet included in the Financial Statements, and all such accounts payable and notes payable arising subsequent to the date of such balance sheet, have arisen in the Ordinary Course of Business, and no such account payable or note payable is delinquent more than ninety days in its payment as of the Closing.

3.21    Inventories. Except as set forth on Schedule 3.21 hereto and except for inventories that have been fully written down or adequately reserved against or written down for its fair market value or for which no value has been reflected in the most recent balance sheet included in the Financial Statements, (a) the inventories of the Company and Sterno as of the date of this Agreement, whether reflected on the most recent balance sheet included in the Financial Statements or subsequently acquired, are generally of a quality and quantity usable and/or salable in the Ordinary Course of Business, and the Company or Sterno have good title to all such inventories subject to no Liens other than Permitted Liens, (b) all such inventories reflected on the most recent balance sheet included in the Financial Statements have been recorded in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes thereto); and (c) to the Company’s Knowledge, the inventories of the Company and Sterno as of the date of this Agreement, whether reflected on the most recent balance sheet included in the Financial Statements or subsequently acquired, are adequate for sales volumes projected by the Company and Sterno for the next 30 days from the date hereof consistent with the historical sales volume of the Business.

3.22    Customers and Suppliers.

(a)Schedule 3.22(a) sets forth a true and complete list of (i) the names and principal addresses of the 10 largest distributor and retail customers (by total revenues to the Company and Sterno) during the 12 months ended September 30, 2014 (ii) the amount for which each such customer was invoiced by the Company or Sterno during such period and (iii) the percentage of the consolidated total sales of the Company and Sterno represented by sales to each such customer during such period. Schedule 3.22(a) sets forth a complete list of the names of the 5 largest national accounts, to the Company’s Knowledge (by total rebates from the Company and Sterno) of the Company and Sterno during the 12 months ended September 30, 2014. Except as set forth on Schedule 3.22(a), during the twelve (12) month period preceding the date of this Agreement, neither the Company nor Sterno has received any written notice from any of such customers listed on Schedule 3.22(a), nor does the Company or Sterno otherwise have any Knowledge that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or Sterno or (B) has sought, or is seeking, to materially reduce the price it will pay for the services of the Company or Sterno, subject only to general and customary price negotiations in the Ordinary Course of Business and consistent with past course of dealing.

(b)Schedule 3.22(b) sets forth a true and complete list of the names of the ten (10) largest suppliers (based on dollar volume purchased by the Company and Sterno) and any sole-source suppliers of raw materials, supplies, merchandise and other goods to the Company and Sterno for the twelve (12) month period ended September 30, 2014 and the amount for which each such supplier invoiced the Company or Sterno during such period. Except as set forth on Schedule 3.22(b), during the twelve (12) month period preceding the date of this Agreement, the Company has not received any written notice from any such supplier listed on Schedule 3.22(b), nor does the Company or Sterno otherwise have any Knowledge that any such supplier (i) intends to cease to sell raw materials, supplies, merchandise and other goods to the Company or Sterno on terms and conditions substantially similar to those used in its current sales to the Company or Sterno, subject only to general and customary price increases in the Ordinary Course of Business and consistent with past course of dealing, or (ii) intends to terminate, cancel or otherwise modify, in a manner materially adverse to the Company and Sterno taken as a whole, its business relationship with the Company and Sterno, and to the Knowledge of the Company, no such supplier has threatened any of the foregoing during the six (6) month period preceding the date of this Agreement.

3.23    Bank Accounts; Powers of Attorney. Schedule 3.23 sets forth a true and complete list of (a) all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities under the control or for the benefit of the Company or Sterno, (b) the names of all persons authorized to draw on or have access to such accounts and items, and (c) all outstanding powers of attorney or similar authorizations granted by the Company or Sterno, copies of which have been furnished to Purchaser.

3.24    Warranties. Schedule 3.24 sets forth a true and complete list of all written warranties currently in effect covering the respective products and services of the Company or Sterno. The Company’s reserve for product warranty claims reflected in the Financial Statements has been established in accordance with GAAP. Except as set forth on Schedule 3.24, no liability currently exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by the Company or Sterno at any time on or prior to the Closing Date, except as has been reserved for in the Financial Statements.

3.25    Capital Expenditures. As of the date of this Agreement, the aggregate contractual commitments of the Company and Sterno for new capital expenditures to be made after the date of this Agreement do not exceed $250,000.

3.26    Product Liability. Except as disclosed on Schedule 3.26:

(a)there is no Action pending or, to the Company’s Knowledge, threatened against the Company or Sterno relating to any product liability, product defect, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) services rendered by the Company or Sterno during the period through and including the date of this Agreement, (ii) the manufacture, sale, distribution, erection or installation of products by the Company or Sterno during the period through and including the date of this Agreement, or (iii) the operation of the Company’s or Sterno’s business during the period through and including the date of this Agreement (as used in this Section 3.26(a), the term “defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, materials or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity);

(b)on the date hereof, the Company and Sterno have no liabilities and there are no claims pending or, to the Knowledge of the Company, threatened against the Company or Sterno arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or device manufactured, sold, leased, delivered or shipped by the Company or Sterno on or prior to date of this Agreement;

(c)since January 1, 2012, none of the Company’s or Sterno’s products has been recalled, withdrawn, suspended or been the subject of a filing under Section 15 of the Consumer Products Safety Act (15 U.S.C. § 2064) claiming the product contains a defect that could create a substantial product hazard (other than products discontinued or suspended in the ordinary course of business or by reason of business decisions made without regard to (i) concerns as to design or other inherent defect or risk to the safety of the users thereof or (ii) concerns of any Governmental Authority), nor is the Company or Sterno presently considering any such product recall; and

(d) there are no proceedings pending or that have been threatened in writing by any Governmental Authority or other Person against the Company or Sterno seeking the recall, withdrawal, suspension or seizure of any of the Company’s or Sterno’s products or seeking to enjoin the Company or Sterno from engaging in activities pertaining to any of the Company’s or Sterno’s products.

3.27    Key Employees. Schedule 3.27 sets forth the following information for the Company’s current and immediately preceding fiscal year with respect to each officer of the Company with a rank of Vice President or above and for any other employee whose annual base salary together with bonuses paid (or for 2014, expected) exceeds or will exceed $150,000: employee name, principal place of employment, current annual salary rates, earned and current target bonuses, deferred or contingent compensation, pension, accrued vacation, severance or change-in-control payments and other like benefits (but excluding any Company Employee Closing Payments) paid or payable (in cash or otherwise) during such period or in future periods, the date of initial employment and a description of such person’s position and job function.

3.28    Certain Payments. The Company has not, and since October 29, 2012 and, to the Company’s Knowledge, during any prior period Sterno has not, nor, to the Company’s Knowledge, has any of the Company’s or Sterno’s respective directors, executives, representatives, agents or employees, (a) used, or are any of such entities or persons currently using, any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used, or are any of such entities or persons currently using, any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) violated, or are any of such entities or persons currently violating, any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or Sterno, (d) made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) established or maintained, or are any of such entities or persons currently maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d), or (f) made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The books of account and other financial records of the Company and Sterno (i) represent actual, bona fide transactions and (ii) are maintained in accordance with sound business practices and adequate internal accounting controls that are effective in providing reasonable assurance regarding the reliability of the Company’s and Sterno’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

3.29    Books and Records. True, correct and complete copies of the organizational documents of the Company and Sterno currently in effect, and all board, manager and member consents and minutes of all board, manager and member meetings with respect to the Company, and since October 29, 2012 and, to the Company’s Knowledge, prior to October 29, 2012 with respect to Sterno, have been made available to Purchaser.

3.30    Disclosure. To the Knowledge of the Company, no representation or warranty of the Company contained in this Article 3, when read together with the applicable Disclosure Schedules, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

3.31    No Other Representations or Warranties by or on behalf of the company. Except for the representations and warranties expressly made by the Company in this Agreement AND ANY APPLICABLE TRANSACTION DOCUMENT, the Company does not make, nor has the Company authorized any other person to make, and the company hereby disclaims, any other representation or warranty (express or implied, and including those referred to in the Uniform Commercial Code or in any statute or rule of law that can be limited or waived and would otherwise be applicable to real property) with respect to the Company, Sterno or any of their respective Businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the Company in this Agreement AND ANY APPLICABLE TRANSACTION DOCUMENT, the Company does not make, and has not authorized any other person to make, and hereby disclaims:

(a)any representation or warranty to Parent or Purchaser or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or Sterno, or any of their respective Businesses or operations, AND (ii) any oral or written information presented or made available to Parent, Purchaser, or any of their Affiliates or representatives in the course of their due diligence investigation of the Company and Sterno, the negotiation of this Agreement AND THE TRANSACTION DOCUMENTS or in the course of the transactions contemplated hereby; and

(b)any implied warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or Sterno, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth on the Schedules hereto:

4.1    Authority of Seller. Seller is validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, and to carry out the transactions and perform its obligations contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Seller has been duly authorized by all necessary limited liability action of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement, the Transaction Documents to which Seller is a party, or the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

4.2    Ownership. Seller owns and has, and at the Closing shall transfer to Purchaser, good and valid title to the Company Interests, free and clear of all Liens.

4.3    No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Seller is a party do not, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of the consents, approvals and waivers listed on Schedule 4.3, do not and will not: (a) violate or conflict with any term, condition or provision of (i) the limited liability company agreement or certificate of formation of Seller, (ii) any material contract to which Seller is a party on the date hereof, or (iii) any Law applicable to Seller on the date hereof or (b) result in the creation of any Lien upon any of Seller’s Company Interests or create in others any interest or right in any of Seller’s Company Interests.

4.4    Consents and Approvals. Except for such consents, authorizations, orders, permits, notices and approvals as set forth on Schedule 4.4, no authorization, consent, order, permit, notice or approval of, or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution and delivery of, or performance by Seller of its obligations under, this Agreement or any applicable Transaction Document.

4.5    Brokers and Finders. Except for Oppenheimer, the fees and expenses of which shall be Seller Transaction Expenses, no broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller in connection with any of the transactions contemplated herein.

4.6    Litigation. There is no Action pending against Seller or that has been threatened against Seller in writing that seeks to prevent, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents, and Seller is not subject to any outstanding order, writ, judgment, injunction, decree of, or except as set forth on Schedule 4.6, any pending or threatened investigation by, any Governmental Authority relating to the transactions contemplated by this Agreement or the Transaction Documents.

4.7    FIRPTA Certificate. Seller is not a “foreign person" as defined in Section 1445 of the Code and the regulations promulgated thereunder. In furtherance thereof, Seller will execute and deliver to Purchaser at Closing a certificate, in form and substance satisfactory to Purchaser, confirming that such Seller is not a foreign person (the “FIRPTA Certificate").

4.8    No Other Representations or Warranties by or on behalf of seller. Except for the representations and warranties Expressly made by SELLER in this Agreement AND ANY APPLICABLE TRANSACTION DOCUMENT, SELLER does not make, nor has SELLER authorized any other person to make, and SELLER hereby disclaims, any other representation or warranty (express or implied, and including those referred to in the Uniform Commercial Code or in any statute or rule of law that can be limited or waived and would otherwise be applicable to real property) with respect to SELLER, the Company, Sterno or any of their respective Businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by SELLER in this Agreement AND ANY APPLICABLE TRANSACTION DOCUMENT, SELLER does not make, and has not authorized any other person to make, and hereby disclaims:

(a)any representation or warranty to Parent or Purchaser or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or sterno, or any of their respective Businesses or operations AND (ii) any oral or written information presented or made available to Parent, Purchaser, or any of their Affiliates or representatives in the course of their due diligence investigation of the Company and Sterno, the negotiation of this Agreement AND THE TRANSACTION DOCUMENTS or in the course of the transactions contemplated hereby; and

(b)any implied warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or Sterno, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1    Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, and to carry out the transactions and perform its obligations contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Purchaser has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, the Transaction Documents to which Purchaser is a party, or the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) legal and equitable limitations on the availability of specific remedies.

5.2    Consents and Approvals. The execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party by Purchaser do not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder do not, and will not, violate or conflict with any provision of: (a) the certificate of incorporation or bylaws of Purchaser; (b) any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser is a party or by which any of its properties is bound as of the date hereof; or (c) any Law applicable to Purchaser as of the date hereof. Except as set forth on Schedule 5.2, no authorization, consent or approval of, or filing with, any Governmental Authority is required in connection with the execution and delivery of, or performance by Purchaser of its obligations under, this Agreement and the Transaction Documents to which Purchaser is a party.

5.3    Brokers, Etc. Except for Raymond James and Associates, the fees and expenses of which shall be borne solely by Purchaser, no broker or investment banker acting on behalf of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.4    Securities. Purchaser hereby acknowledges that the Company Interests are not registered under the Securities Act or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring the Company Interests for its own account as principal, for investment purposes and has no present intention to dispose of the Company Interests, in whole or in part, or of any interest in the Company Interests to any other Person whether by public distribution or otherwise. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Company Interests and has the ability to bear the economic risks of such investment.

5.5    Financial Ability. Purchaser has, on the date hereof, the financial capability and all sufficient funds on hand or existing financing commitments available in order to consummate the transactions contemplated in this Agreement and the Transaction Documents, on the terms contained herein, and will have all such capability and funds on the Closing Date. Purchaser has no reason to believe that there are any conditions to the payment of such funds or, in the case of any such existing financing commitments, to the drawing of amounts thereunder which cannot be satisfied by Purchaser as of the date hereof and as of the Closing Date.

5.6    Independent Investigation. In making the decision to enter into this Agreement and the Transaction Documents to which Purchaser is a party, and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller and the Company expressly set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Company and Sterno and of the Business (including the Purchaser’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Company and Sterno). Purchaser confirms to the Company and Seller that the Purchaser is sophisticated and knowledgeable in both the industry and the business of the Company and Sterno and is capable of evaluating the matters set forth above.

ARTICLE 6.
COVENANTS

6.1    Confidentiality.

(a)Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement and that, notwithstanding any other term of the Confidentiality Agreement, any and all information derived from, or relating to, the Restricted Information, shall remain subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding the foregoing, but in no way limiting the generality thereof, following the Closing, the terms of the Confidentiality Agreement and this Section 6.1 shall not prevent or restrict Purchaser, the Company or Sterno from using or disclosing the confidential information (including the Restricted Information) governed by the Confidentiality Agreement, to the extent that such information relates solely to the Company or Sterno.

(b)For a period of 5 years following the Closing Date, Seller shall, and shall cause its Affiliates and the respective representatives of Seller and its Affiliates to, keep secret and maintain in confidence, and not use for their benefit or for the benefit of others, any trade secrets or other confidential or proprietary information or data relating to the Company or Sterno or the transactions contemplated hereby, including but not limited to all Intellectual Property and files and records (collectively, “Confidential

Information”). The foregoing shall not prohibit use of Confidential Information (i) as is required by Law, (ii) as is necessary to prepare Tax Returns (including Tax Returns of Seller or of any of its Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (iii) to assert or protect any rights of Seller hereunder or under any applicable Law. Notwithstanding any of the foregoing, “Confidential Information” shall not include information (i) that is or becomes generally available to the public, other than as a result of disclosure by Seller and/or any of its Affiliates, (ii) that is or becomes available to Seller and/or its Affiliates on a non-confidential basis, provided that the source of such information, to the respective party’s knowledge, is not bound by a confidentiality agreement which prohibits disclosure; (iii) that is independently developed by Seller and/or its Affiliates without reference to the Confidential Information, or (iv) is permitted, in writing by the Purchaser, to be disclosed.

6.2    Employee Matters.

(a)For purposes of the determination of Net Working Capital and the preparation of any Tax Return by or with respect to the Company or Sterno, all obligations of the Company or Sterno as of the Closing Date for compensation, wages, bonuses (including, without limitation, under the Company’s existing incentive compensation plans, including the 2014 Incentive Plans, as defined in subparagraph (b) of this Section 6.2, but excluding the Company Employee Closing Payments), severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits provided by the Company shall be accrued as of the Closing Date in accordance with GAAP for all employees of the Company and Sterno (including, without limitation, all former employees and all continuing employees) and such obligations shall reduce Net Working Capital. With respect to any continuing employee, all obligations of the Company or Sterno from the Closing Date for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absences and similar employee benefits provided by the Company or Sterno, including those not required to be accrued in accordance with GAAP, shall be the obligation of the Company (and not Seller). Subject to the obligation of Purchaser to pay the Company Employee Closing Payments as provided in Section 2.2(d) of this Agreement, Seller shall retain all liabilities under the Candle Lamp Holdings, LLC Phantom Unit Plan.

(b)Purchaser shall cause the Company to pay compensation to which eligible employees of the Company and Sterno are entitled as of the Closing Date under each of the Company Benefit Plans in respect of the 2014 fiscal year (the “2014 Incentive Plans”), to the extent such compensation is so accrued by the Company through the Closing Date. Purchaser shall cause the Company to pay such amounts earned by eligible employees under any of the 2014 Incentive Plans not later than December 23, 2014.

(c)Effective from and after the Closing Date, Purchaser and/or the Company shall be solely responsible for providing continuing benefits or coverage for any participant or any beneficiary of a participant who is or becomes a qualified beneficiary prior to, on or after the Closing Date under any Company Benefit Plan that, as of the Closing Date, is subject to the requirements of Code Section 4980B or Section 601(et seq.) of ERISA, or as mandated by other applicable Laws, including state law, whether such obligation or mandate to provide continuing benefits or coverage under any such Company Benefit Plan arises prior to, on or after the Closing Date. Seller shall be solely responsible for providing continuing benefits or coverage for any participant or any beneficiary of a participant who is or becomes a qualified beneficiary prior to, on or after the Closing Date under any employee benefit plan maintained by Seller and its ERISA Affiliates that is not a Company Benefit Plan that as of the Closing Date is subject to the requirements of Code Section 4980B or Section 601(et seq.) of ERISA, or mandated by other applicable Laws, including state law, whether such obligation to provide continuing benefits or coverage under any such employee benefit plan arises prior to, on or after the Closing Date. Seller shall retain all liabilities under the Candle Lamp Holdings, LLC Phantom Unit Plan. Neither Purchaser nor the Company shall assume any liability of any kind under any employee benefit plan maintained by Seller and its ERISA Affiliates that is not a Company Benefit Plan.

(d)Purchaser and the Company shall be responsible for any obligation with respect to continuing employees under the WARN Act arising or accruing following the Closing Date. Seller shall be responsible for any obligation with respect to continuing employees under the WARN Act on or prior to the Closing Date. Notwithstanding the other provisions of this Section 6.2, Purchaser agrees to cause the Company, and the Company agrees, from and after the Closing, that the Company shall retain a sufficient number of employees during the ninety (90) days following the Closing so as not to effect a “plant closing” or “mass layoff” during such period under the WARN Act.

(e)Seller and Purchaser agree to furnish each other with such information concerning the continuing employees, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Section 6.2, to the extent permitted under applicable Law.

(f)All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any employee or former employee of the Company or Sterno or any participant or beneficiary in any Company Benefit Plan. The provisions of this Agreement are not intended, and shall not be construed, to establish or amend any Company Benefit Plan or any other employee benefit plan or compensation arrangement.

6.3    Directors’ and Officers’ Matters. For a period of six (6) years following the Closing Date, neither the Company nor Sterno shall amend its certificate of formation, by-laws, operating agreement or analogous organizational documents in any way to reduce or eliminate the level of indemnification provided by the Company or Sterno to its present and former officers and directors and managers. This Section 6.3 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors, managers and officers of the Company and Sterno and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under law, contract or otherwise. If the Company or Sterno or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Sterno shall succeed to the obligations set forth in this Section 6.3.

6.4    Records; Post-Closing Access to Information.

(a)Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain as its sole property (i) all originals and all copies of all Records, to the extent that such Records were prepared in connection with the transactions contemplated hereby, including bids received from other parties and analyses relating to the Company or Sterno (and Purchaser, on behalf of itself and the Company and Sterno, agrees that, as to those Records consisting of communications among any of Manatt Phelps & Phillips, LLP, Knobbe, Martens, Olson & Bear, LLP, Stetina, Brunda, Garred & Brucker, PC and Locke Lord LLP, on the one hand, and the Company, its subsidiaries, or Seller and its respective representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement and the Transaction Documents, except for communications to the extent relating to matters relevant to the operation of the Business after the Closing, the attorney-client privilege and the expectation of client confidence belongs to

Seller and may be controlled by Seller and will not pass to or be claimed by the Purchaser, the Company or Sterno), and (ii) copies of all Tax Returns for Pre-Closing Tax Periods (none of which Records or Tax Returns described in this Section 6.4(a) shall be the property of the Company).

(b)In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or the Company or Sterno after the Closing or for any other reasonable business purpose, for a period of 7 years following the Closing, Seller shall: (i) retain all books, documents, information, data, files and other records of Seller that relate to the Company and Sterno and their business and operations for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser or the Company or Sterno; (ii) upon reasonable notice, afford Purchaser and the Company and Sterno and their respective representatives reasonable access (including for inspection and copying, at the Purchaser’s expense), during normal business hours, to such books, documents, information, data, files and other records (to the extent not previously delivered and already in the possession of Purchaser, the Company or Sterno), including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Company or Sterno; and (iii) will cooperate with Purchaser and the Company and Sterno (but without the obligation to incur any out-of-pocket expense) and their respective representatives in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of 7 years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters. Seller shall permit, promptly upon reasonable request, Purchaser and the Company and Sterno and their respective Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to Seller following such use. Seller shall not destroy any such books and records without providing Purchaser and the Company with written notice detailing the contents of such books and records, and providing Purchaser and the Company with the opportunity to remove or copy such Records at Purchaser’s expense. If Purchaser or the Company does not respond in writing to any such notice from Seller within thirty (30) days of delivery of such notice, or after so responding, does not otherwise take action to remove or copy such Records within 90 days after delivery of such notice, then Seller may thereafter dispose of or destroy such Records in its sole discretion.

(c)Subject to Section 11.3(a), for a period of seven (7) years after the Closing Date, Purchaser shall preserve and retain, or cause the Company and Sterno to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the Business and assets, liabilities and operations of the Company and Sterno prior to the Closing Date. For a period of seven (7) years after the Closing Date, Purchaser and the Company will not destroy any Records of the Company or Sterno prepared prior to the Closing without first delivering written notice to Seller and affording Seller the opportunity to remove or copy such Records at Seller’s expense. If Seller does not respond in writing to any such notice from Purchaser or the Company within thirty (30) days of delivery of such notice, or after so responding, does not otherwise take action to remove or copy such Records within ninety (90) days after delivery of such notice, then Purchaser or the Company may thereafter dispose of or destroy such Records in its sole discretion.

(d)Subject to the obligations of the parties under Section 6.1(a) and Section 11.3(a), from and after the Closing Date, Purchaser shall cause the Company to afford Seller and its counsel, accountants and other authorized representatives, upon reasonable prior notice and for legitimate business purposes, reasonable access during normal business hours to the Records of the Company pertaining to the Company’s operations during any period ended on or prior to the Closing Date, including in connection with the preparation of any report or Tax Return required to be filed by Seller under applicable Law or otherwise and any accounting statements with respect to or including periods ended on or prior to the Closing Date. Personnel of Purchaser and the Company shall cooperate with Seller in the preparation of Tax Returns relating to any Pre-Closing Tax Period, and Purchaser agrees that personnel in the tax and accounting group of the Company shall be made available to assist in the preparation of such Tax Returns (but at such times and in a manner so as not to unduly disrupt the normal course of operations of the Company).

6.5    Releases.

(a)Effective upon the Closing, the Company, for itself and each of its Subsidiaries, hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever (“Released Claims”), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including, without limitation, any Released Claims relating to or arising out of Seller’s ownership of Company Interests; provided, that (i) nothing contained in this Section 6.5 shall release Seller from its obligations and liabilities under this Agreement or any other Transaction Document or constitute a waiver of any claims that Purchaser may bring or have for indemnification from Seller under Article 10 of this Agreement and (ii) this release shall only relate to those claims arising from conduct occurring on or before the Closing.

(b)Effective upon the Closing, Seller, in its capacity as the sole holder of Company Interests, hereby irrevocably and unconditionally releases and forever discharges the Company and Sterno from any and all Released Claims, whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including, without limitation, any Released Claims relating to or arising out of Seller’s ownership of Company Interests; provided, that (i) nothing contained in this Section 6.5(b) shall release the Company or any of its Affiliates from his, her or its respective obligations and liabilities under this Agreement or any other Transaction Document or constitute a waiver of any claims that Seller may bring or have for indemnification from Purchaser or the Company under Article 10 of this Agreement, (ii) this release shall only relate to those claims arising from conduct occurring on or before the Closing and (iii) nothing contained in this Section 6.5(b) shall operate to release any obligations of the Company, or obligate any person to refrain from making claims or commencing any proceedings to the extent that the Company’s organizational documents confer rights to indemnification and/or advancement of expenses to any person as an officer and/or director, or an agent serving in any capacity (such as a trustee) at the request of the Company, arising under, or in connection with, such rights.

(c)In granting the foregoing releases, each of the parties hereby declares its intention to release all of the Released Claims, whether known or unknown and whether or not currently suspected, and hereby waives with regard to the Released Claims any and all rights or protections under California Civil Code Section 1542 or similar statutes, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

6.6    RESERVED.

6.7    RESERVED.

6.8    RESERVED.

6.9    Non-Solicitation.

(a)For a period of five (5) years following the Closing, each of Seller, the Argyros Trust and Westar shall not, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)Solicit or recruit for employment any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation (including through search firms or other agents) to the public by general advertising, public job postings or similar methods of solicitation not specifically directed at Company Group Employees or (B) Westar, the Argyros Trust, Seller or any of their respective Affiliates, directly or indirectly, from soliciting, recruiting or hiring any Company Group Employee who has then ceased to be employed or retained by the Company, Purchaser or any of their respective Affiliates for at least 12 months. For purposes of this Section 6.9, “Company Group Employees” means, collectively, officers, directors and employees of the Company, Sterno, and their respective Affiliates;

(ii)approach or seek Business from any Customer (as hereinafter defined), refer Business from any Customer to any Person or be paid commissions based on Business sales received from any Customer by any Person. For purposes of this Section 6.9(a)(ii), the term “Customer” means any Person to which the Company or Sterno sold products or provided services during the 24 month period prior to the date of this Agreement; provided, that the foregoing shall not prohibit any referral of Business by Westar, the Argyros Trust or Seller to the Company or Sterno; or

(iii)publicly disparage Purchaser, the Company or Sterno in any way that could reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Company or Sterno with the public generally, or with any of their customers, suppliers or employees.

(b)Westar, the Argyros Trust and Seller acknowledge that the covenants set forth in this Section 6.9 are an essential element of this Agreement and that any breach by Westar, the Argyros Trust or Seller of any provision of this Section 6.9 will result in irreparable injury to Purchaser, the Company and Sterno. Westar, the Argyros Trust and Seller acknowledge that in the event of such a breach, in addition to all other remedies available at law (including damages), Purchaser, the Company and Sterno shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom. Each of Westar, the Argyros Trust and Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.9 are reasonable and proper to protect the legitimate interests of Purchaser, the Company and Sterno following the Closing.

ARTICLE 7.
RESERVED

ARTICLE 8.
RESERVED

ARTICLE 9.
CLOSING

9.1    Closing. The Closing shall take place remotely via the exchange of documents and signature pages on the date hereof, consistent with the terms and provisions of this Section 9.1 and of this Agreement, as the parties may mutually determine. The date on which the Closing is actually held is herein referred to as the “Closing Date”. The Closing shall, as between the parties, be deemed to occur as of 11:59 PM (Los Angeles time) on the actual Closing Date.

9.2    Deliveries of the Company, Seller and Westar. At the Closing, the Company and/or Seller shall deliver or cause to be delivered to Purchaser:

(a)a certificate evidencing the Company Interests, duly endorsed in favor of Purchaser (or at Purchaser’s direction, in blank) (the “Company Interests Certificate”);

(b)a consent to the admission of Purchaser as the sole member of the Company pursuant to Section 18-704 of the Delaware Limited Liability Company Act, executed by Seller, in such form as is reasonably acceptable to Purchaser and Seller (the “Consent to Admission”);

(c)confirmation of repayment of outstanding Indebtedness and payment of Seller Transaction Expenses;

(d)Release of Oppenheimer & Co., Inc., duly executed by Oppenheimer & Co., Inc. (the “Oppenheimer Release”);

(e)confirmation of the expiration or termination the Candle Lamp Holdings, LLC Phantom Unit Plan (the “Plan Termination Notice”);

(f)the Escrow Agreement, duly executed on behalf of the Company and Seller;

(g)a FIRPTA Certificate duly executed by Seller;

(h)confirmation of the issuance of a TLTA Owner’s Policy of Title Insurance issued by North American Title Company as agent for First American Title Insurance Company in the name of Sterno for the real property described on Schedule 3.5(a) owned by Sterno and located in Texarkana, Texas, in form and substance reasonably satisfactory to Purchaser, together with the following endorsements to the extent the title company is willing to issue them:  access, and T-19.2 minerals and such other endorsements and affirmative coverages reasonably requested by Purchaser as are usual and customary with respect to similar transactions in the applicable jurisdiction that can be issued without a survey.  The cost of the base Owner’s Policy shall be paid by the Company in advance of the Closing or, to the extent paid at or after the Closing, shall be treated as a Seller Transaction Expense hereunder.  Purchaser shall pay the incremental cost associated with any additional endorsements requested by Purchaser and such endorsements must be requested prior to issuance of the Owner’s Policy;

(i)the Offer Letters, duly executed on behalf of the Company and the respective parties thereto;

(j)Mutual Acknowledgement and Release of Westar and the Company, duly executed by Westar and the Company (the “Westar Release”);

(k)a certificate of the chief executive officer of the Company (the “Company Certificate”), dated the Closing Date, in form and substance reasonably satisfactory to Purchaser: (i) certifying and attaching the current certificate of formation of the Company, certified by the Secretary of State of the State of Delaware; (ii) certifying and attaching the resolutions of the sole member of the Company authorizing the execution and performance of this Agreement, each of the Transaction Documents to which it is a party and each of the transactions contemplated herein and therein; (iii) attesting to the incumbency and signatures of the officers of the Company executing this Agreement and of the Transaction Documents to which it is a party; and (iv) certifying and attaching a copy of the current operating agreement of the Company and certifying to the absence of any amendments thereto;

(l)a certificate of the manager of Seller (the “Seller Certificate”), dated the Closing Date, in form and substance reasonably satisfactory to Purchaser: (i) certifying and attaching the current certificate of formation of Seller, certified by the Secretary of State of the State of Delaware; (ii) certifying and attaching relevant excerpts from the operating agreement of Seller confirming the sole and exclusive authority of the manager of Seller to execute and cause Seller to perform under the terms of this Agreement, each of the Transaction Documents to which Seller is a party and each of the transactions contemplated herein and therein; and (iii) attesting to the incumbency and signatures of the persons authorized to sign on behalf of the manager of Seller; and

(m)any other items required to be delivered by the Company and/or under the terms and provisions of this Agreement and any Transaction Document to which the Company is a party.

9.3    Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a)wire transfers of immediately available funds required by the terms and conditions of Section 2.2;

(b)the Escrow Agreement, duly executed on behalf of Purchaser;

(c)a certificate of the chairman of the board and president of the Purchaser (the “Purchaser Certificate”), dated the Closing Date, in form and substance reasonably satisfactory to Seller: (i) certifying and attaching the current articles of incorporation of Purchaser, certified by the Secretary of State of the State of Delaware; (ii) certifying and attaching the resolutions of the board of directors of Purchaser authorizing the execution and performance of this Agreement, each of the Transaction Documents to which it is a party and each of the transactions contemplated herein and therein; (iii) attesting to the incumbency and signatures of the officers of Purchaser executing this Agreement and of the Transaction Documents to which it is a party; and (iv) certifying and attaching a copy of the current bylaws of Purchaser and certifying to the absence of any amendments thereto; and

(d)any other items to be delivered by Purchaser under the terms and provisions of this Agreement or any Transaction Document to which Purchaser is a party.

ARTICLE 10.
SURVIVAL AND INDEMNIFICATION

10.1    Survival.

(a)The representations and warranties of Purchaser contained in Section 5.4 (Securities) and Section 5.6 (Independent Investigation) shall survive the Closing until the Statute of Limitations Date. All other representations and warranties of Purchaser in Article 5 hereof shall survive the Closing for a period ending on the 18-month anniversary of the Closing Date, it being understood and agreed that Purchaser shall not have any liability with respect to any claim by Seller in connection with any breach of or inaccuracy in any such other representation or warranty of Purchaser to the extent that such claim is first made after the expiration of such survival period. All other covenants and agreements of Purchaser and Parent contained in this Agreement or in any agreement or instrument executed and delivered by either Purchaser or Parent pursuant to this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(b)The Seller Core Representations shall survive the Closing until the Statute of Limitations Date. None of the other representations, warranties, covenants or agreements of Seller or the Company in this Agreement or in any agreement or instrument executed and delivered by Seller or the Company pursuant to this Agreement shall survive the Closing, except (i) those covenants and agreements which by their express terms apply, or are to be performed in whole or in part, after the Closing Date, which shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed, and (ii) in any instance of fraud or intentional misrepresentation by the Company or Seller with respect to the representations and warranties set forth in either Article 3 or Article 4 of this Agreement, in which instance the applicable California statute of limitations for fraud will govern. Purchaser acknowledges and agrees that, after the Closing, none of Seller or any of the Seller Indemnified Persons shall have any liability to Parent, Purchaser or any Purchaser Indemnified Persons, nor shall any of such Persons be entitled to bring a claim against Seller or any Seller Indemnified Persons, in connection with any breach of or inaccuracy in any representation or warranty of the Company or of Seller contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement, other than in respect of any of the Seller Core Representations or otherwise in the case of fraud or intentional misrepresentation as referenced above in this Section 10.1(b), and then only to the extent that any such claim is first made prior to the expiration of the applicable statute of limitations.

10.2    Indemnification by Seller.

(a)Subject to the provisions of Section 10.4, from and after the Closing, Seller agrees to indemnify Purchaser, its Affiliates, their successors and assigns, and any of their respective agents, employees, representatives, officers and directors (the “Purchaser Indemnified Persons”) against, and defend and hold the Purchaser Indemnified Persons harmless from, any and all Losses suffered by any Purchaser Indemnified Person solely to the extent arising out of any breach of or any inaccuracy in any of the Seller Core Representations; provided, however, that Seller shall not have any liability under this Section 10.2(a) for any breach of or any inaccuracy in any of the Seller Core Representations unless a written notice of the Purchaser
Indemnified Person’s claim (or of discovery of any facts or circumstances that the Purchaser Indemnified Person, after consulting with legal counsel, reasonably determines may result in a claim) is delivered to Seller not later than the Statute of Limitations Date (and, in any event, within a reasonable time after the Purchaser Indemnified Person first becoming aware of such potential breach or inaccuracy, provided, that any delay in delivering such written notice shall not relieve Seller of its indemnification obligation except to the extent Seller is prejudiced in the defense of such claim as a result of such delay), in which case such Seller Core Representation shall survive solely as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(b)Subject to the provisions of Section 10.4(b), from and after the Closing, Seller agrees to indemnify the Purchaser Indemnified Persons against, and defend and hold the Purchaser Indemnified Persons harmless from, any and all Losses suffered by any Purchaser Indemnified Person to the extent arising out of any breach of or failure by Seller to perform any covenant or obligation of Seller to be performed after the Closing, as set out in this Agreement or any Transaction Document to which Seller is a party; provided, however, that Seller’s liability under this Section 10.2(b) for any such breach or failure shall be reduced to the extent Seller is prejudiced in the defense of such claim as a result of the Purchaser Indemnified Persons’ failure to give, or delay in giving the following written notice: (i) a written notice of the Purchaser Indemnified Person’s claim (or of discovery of any facts or circumstances that the Purchaser Indemnified Person, after consulting with legal counsel, reasonably determines may result in a claim) is delivered to Seller within a reasonable time after Purchaser’s first becoming aware of such potential breach or failure, and (ii) such written notice is delivered to Seller no later than six (6) months after the expiration, if any, of the period during which such covenant or obligation was to be performed (after which 6-month period any such claim shall be deemed to have been waived and extinguished).

(c)From and after the Closing, Seller agrees to indemnify the Purchaser Indemnified Persons against, and defend and hold the Purchaser Indemnified Persons harmless from, any and all Losses suffered by any Purchaser Indemnified Person (i) to the extent arising out of any Seller Transaction Expenses or Company Employee Closing Payments remaining unpaid after the Closing, regardless of when incurred, but only to the extent any such expenses or payments are not subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a)(iii) or Section 2.2(a)(iv), as applicable, or are not taken into account in the determination of the final Closing Net Working Capital, and (ii) any portion of Indebtedness of the Company and Sterno that was actually outstanding as of the Closing Date (including any interest, penalties, charges or other fees accrued thereon) but that is not otherwise subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a)(iii), or that is not reflected in the Closing Statement and taken into account in the determination of the final Closing Net Working Capital.

(d)From and after the Closing, Seller agrees to indemnify the Purchaser Indemnified Persons against, and defend and hold the Purchaser Indemnified Persons harmless from, any and all Losses suffered by any Purchaser Indemnified Person to the extent arising out of or relating to that certain engagement letter dated as of April 16, 2014, by and between the Company and Oppenheimer & Co., Inc., as subsequently amended on July 2, 2014.

(e)Notwithstanding the foregoing, no indemnification for any Losses shall be made pursuant to this Section 10.2 with respect to any fact, matter or circumstance relating to any component of the Company’s Net Working Capital, it being agreed and understood that the provisions of Section 2.3 above are the sole and exclusive provisions relating thereto (whether or not any such adjustment was, in fact, made pursuant to Section 2.3 above).

10.3    Indemnification by Purchaser. From and after the Closing, each of Purchaser and the Company agrees to indemnify Seller, its Affiliates, their successors and assigns and any of their respective agents, employees, representatives, officers, managers, members and directors (the “Seller Indemnified Persons”) against, and defend and hold the Seller Indemnified Persons harmless from, any and all Losses suffered by any Seller Indemnified Person to the extent arising out of any of the following:

(a)any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any applicable Transaction Document; provided, however, that Purchaser shall have no liability under this Section 10.3(a) for any breach of or any inaccuracy in any representation or warranty unless a written notice of the Seller Indemnified Person’s claim (or of discovery of any facts or circumstances that the Seller Indemnified Person, after consulting with legal counsel, reasonably determines may result in a claim) is delivered to Purchaser no later than the applicable survival date specified in Section 10.1(a) (and in any event, within a reasonable time after such Seller Indemnified Person’s first becoming aware of such potential breach or inaccuracy, provided, that any delay in delivering such written notice shall not relieve Purchaser of its indemnification obligation except to the extent Purchaser is prejudiced in the defense of such claim as a result of such delay), in which case such representation or warranty shall survive solely as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim;

(b)any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement or any Transaction Document delivered by Purchaser at the Closing; provided, however, that Purchaser’s liability under this Section 10.3(b) for any breach or failure occurring on or prior to the Closing Date shall be reduced to the extent Purchaser is prejudiced in the defense of such claim as a result of the Seller Indemnified Persons’ failure to give, or delay in giving the following written notice: (i) a written notice of the Seller Indemnified Person’s claim (or of discovery of any facts or circumstances that the Seller Indemnified Person, after consulting with legal counsel, reasonably determines may result in a claim) is delivered to Purchaser within a reasonable time after such Seller Indemnified Person’s first becoming aware of such breach or failure and (ii) such written notice is given to the Purchaser no later than six (6) months after the expiration, if any, of the period during which such covenant or obligation was to be performed (after which 6-month period any such claim shall be waived and extinguished); and

(c)the conduct of the Business by Purchaser, the Company and Sterno after the Closing.

10.4    Limitations on Liability of Seller; Release of Certain Claims. Notwithstanding any other provision of this Agreement:

(a)Cap. Seller shall have no liability under or in connection with Section 10.2(a) of this Agreement in excess of the Purchase Price, after giving effect to any adjustments pursuant to any of Section 2.2, Section 2.3 and Section 10.9 in the aggregate (the “Cap Amount”).

(b)Exclusive Remedy. The sole and exclusive liability and responsibility of Seller to the Purchaser Indemnified Persons under or in connection with this Agreement, the Transaction Documents delivered by Seller at Closing or the transactions contemplated hereby or thereby (including for any alleged breach of or inaccuracy in any representation or warranty or for any alleged breach of any covenant or obligation or for any other reason), and the sole and exclusive remedy of Purchaser Indemnified Persons with respect to any of the foregoing, shall be as set forth in this Article 10, except in the case of fraud and intentional misrepresentation. Notwithstanding the foregoing, this Article 10 shall not prevent or restrict the right of any party to obtain injunctive relief or other equitable relief from a court of competent jurisdiction. To the extent that Purchaser Indemnified Persons have or the Company has any Losses for which any of them may assert any right to indemnification, contribution or recovery from Seller other than under this Article 10 (whether under this Agreement, any of the Transaction Documents delivered by Seller at Closing or under any common law or any statute, including any Environmental Law, or otherwise), Purchaser hereby (i) waives, releases and agrees not to assert such right, and (ii) agrees to cause each of Purchaser Indemnified Persons and the Company to waive, release and agree not to assert such right.

(c)Release of Certain Claims. Effective upon the Closing, each of Parent and Purchaser, for itself and each of its respective Affiliates, successors and assigns (whether by direct assignment, operation of law, right of subrogation, or otherwise) (collectively, “Purchaser Releasors”), hereby unconditionally and irrevocably releases and forever discharges Seller, each of Seller’s Affiliates (other than the Company and Sterno), each of the Seller Guaranty Parties, and each of Seller’s and such Affiliates’ and Seller Guaranty Parties’ respective members, stockholders, partners, directors, trustees, managers, officers, employees, representatives, agents, attorneys, successors and assigns (collectively, the “Seller Released Parties”) from and against any and all obligations, liabilities, claims, demands, causes of action, losses, damages, costs and expenses, whether known or unknown and whether based in contract, tort, fiduciary or any other theory of liability whatsoever (collectively, “Claims”), that any of the Purchaser Releasors has or may come to have against any of the Seller Released Parties and arising in any way out of or relating to Seller’s ownership of the Company Interests prior to the Closing, the conduct or operation of the Business by the Company and Sterno prior to the Closing, or the sale of the Company Interests to Purchaser and the other transactions provided for in or contemplated by this Agreement and the Transaction Documents (excluding the Surviving Purchaser Claims (as defined below) collectively, the “Released Purchaser Claims”), but excluding any Claim to the extent such Claim arises under or is based upon any of the following (referred to herein as the “Surviving Purchaser Claims”): (i) any obligation of Seller under Section 10.2 of this Agreement; (ii) any obligation of a Seller Guaranty Party under Section 10.11 of this Agreement; (iii) any covenant or obligation of Seller to be performed after the Closing, as set out in this Agreement or any of the Transaction Documents; or (iv) fraud or intentional misrepresentation. In granting the foregoing release, each of Parent and Purchaser, for themselves and the other Purchaser Releasors, hereby declares its intention to release all of the Released Purchaser Claims (but not the Surviving Purchaser Claims), whether known or unknown and whether or not currently suspected, and hereby waives with regard to the Released Purchaser Claims any and all rights or protections under California Civil Code Section 1542 or similar statutes, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Each of Parent and Purchaser hereby agrees not to sue or otherwise bring any Action against any Seller Released Party in respect of any of the Released Purchaser Claims. Each of Parent and Purchaser hereby represents and warrants to Seller and for the benefit of each of the Seller Released Parties that it has not assigned any Released Purchaser Claim purported to be released under this subparagraph (c).

10.5    Net Losses; Subrogation; Mitigation.

(a)Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds which are actually received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax Advantage actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts and circumstances giving rise to such Losses, and (iii) any recoveries actually obtained by the

Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall act in good faith and exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment). With respect to any Losses incurred or suffered by an Indemnified Person, no liability shall attach to the Indemnifying Person in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Person from the Indemnifying Person, accordingly, the Indemnified Person may only recover once in respect of the same Loss.

(b)Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent such payment represents payment in full of such Losses, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)Purchaser and Seller shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.

(d)To the extent that any breach of any representation or warranty or any other provision contained in this Agreement or any Transaction Document is capable of remedy, the Indemnified Person shall afford the Indemnifying Person a reasonable opportunity to remedy the matter complained of.

10.6    Claims. Subject to the applicable time periods set forth in this Article 10, and with reasonable promptness after becoming aware of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 10.7, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall, to the extent such information is reasonably available, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information, to the extent such information is reasonably available, as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been satisfied or do not apply. Notwithstanding the foregoing provisions, the failure to give prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure or is otherwise prejudiced thereby.

10.7    Notice of Third Party Claims; Assumption of Defense.

(a)The Indemnified Person shall give written notice to the Indemnifying Person with reasonable promptness after receiving notice of the assertion of any claim in writing, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”); provided, however, that the failure to give prompt written notice shall not relieve the Indemnifying Person of its indemnification obligations except to the extent that such failure (i) prejudices the Indemnifying Person’s ability to successfully defend such Third Party Claim or (ii) increases the Indemnified Person’s liability for such Third Party Claim. Such notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of the Third Party Claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been or are reasonably likely to be satisfied or do not apply.

(b)The Indemnifying Person shall have fifteen (15) days after receipt of such notice to notify the Indemnified Person if the Indemnifying Person has elected to assume the defense of such Third Party Claim. If the Indemnifying Person elects to assume the defense of such Third Party Claim, the Indemnifying Person shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, subject to approval of the Indemnified Person (such approval not to be unreasonably withheld or delayed); provided that the Indemnified Person may participate in the defense of such Third Party Claim with its own counsel at its own expense. If the Indemnifying Person fails to notify the Indemnified Person within fifteen (15) days after receipt of the Indemnified Person’s notice of a Third Party Claim, the Indemnified Person shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Person, provided that the Indemnified Person may not settle any Third Party Claim without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions, the Indemnified Person shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice at the Indemnifying Person' expense if (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnified Person reasonably believes that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Person (other than differing interests associated with the Indemnifying Person’s' obligation to indemnify), in which cases the reasonable fees and expenses of one counsel representing the Indemnified Person shall be paid by the Indemnifying Person on a current basis. Whether or not the Indemnifying Person chooses to defend the Third Party Claim, all of the parties hereto shall cooperate in the defense thereof.

10.8    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that neither the Indemnified Person or the Indemnifying Person shall, without the written consent of the other party (which consent shall not be unreasonably withheld or delayed) make any settlement or compromise except if such settlement or compromise (i) is for monetary damages only, (ii) includes a full release of the Indemnified Person, (iii) does not create an obligation, restriction or Loss imposed on the Indemnified Person and (iv) does not contain an admission of guilt or liability.

10.9    Purchase Price Adjustments. Any amounts payable under Section 10.2 or Section 10.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

10.10    Parent Guaranty. To induce Seller to enter into this Agreement and any Transaction Document to which Seller is a party, and consummate the transactions contemplated hereunder and thereunder, if Purchaser for any reason fails to perform any of its obligations under and in accordance with the terms hereof, including, without limitation, the timely payment of amounts as and when due to Seller under Article 2 or this Article 10 (collectively, the “Guarantied Obligations”), and such failure has continued for at least three (3) business days following delivery by or on behalf of Seller or any Seller Indemnified Person to Purchaser of a written demand for payment or other performance, Parent, as the current beneficial owner of all of the equity interests of Purchaser, hereby otherwise unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, to Seller and all Seller Indemnified Persons, upon delivery of written demand to Parent at the address set forth on the signature page hereto, the prompt, full and complete performance and payment of all Guarantied Obligations. Parent agrees that its obligations under this Section 10.10 are irrevocable, absolute, independent and unconditional (other than such conditions as are expressly set forth in this Article 10) and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than performance or indefeasible payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, Parent agrees as follows:

(a)    (i) this guaranty is a guaranty of performance and payment when due; (ii) Seller and the Seller Indemnified Persons may, from time to time, with reasonable notice to Parent but without affecting the enforceability of this guaranty or giving rise to any limitation, impairment or discharge of Parent’s liability hereunder, (A) extend or otherwise change the time, place, manner or terms of performance or payment of the Guarantied Obligations, (B) settle, compromise, release or discharge the Guarantied Obligations, or (C) exercise any other rights available to Seller or the Seller Indemnified Persons under this Agreement and any Transaction Document to which Seller is a party, at law or equity; (iii) this guaranty and the obligations of Parent hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason other than performance and indefeasible payment in full of the Guarantied Obligations as required under this Section 10.10; (iv) Parent hereby waives, for the benefit of Seller and all Seller Indemnified Persons, (A) any right to require Seller or any Seller Indemnified Persons, as a condition of payment or performance by Parent of this guaranty, to (1) proceed against Purchaser or any other Person (other than the demand for payment specifically referenced in this first sentence of this Section 10.10), or (2) pursue any other remedy in the power of Seller or any Seller Indemnified Persons whatsoever, (B) any defense arising by reason of the cessation of liability of Purchaser from any cause other than as expressly provided under this Agreement or any Transaction Document to which Seller is a party, or performance or indefeasible payment in full of the Guarantied Obligations, and (C) notices (other than written demands for payment hereunder), action or inaction, notices of default, notices of extension or modification of the Guarantied Obligations or any agreement related thereto, or any right to consent to any of the foregoing;
(b)    Parent agrees to pay, or cause to be paid, on demand, and to save Seller and each of the Seller Indemnified Persons harmless against liability for, any and all costs and expenses (including reasonable documented out-of-pocket fees and expense of counsel) incurred or expended by any of them in connection with the enforcement of or preservation of any rights under this guaranty;
(c)    the rights, powers and remedies given to Seller and the Seller Indemnified Persons under this guaranty are cumulative and shall be in addition to and independent of any and all rights, powers and remedies available under this Agreement and any Transaction Document to which Seller is a party, at law or in equity;
(d)    in the event that all or any portion of the Guarantied Obligations are performed paid by Purchaser, the obligations of Parent under this Section 10.10 shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Seller or any of the Seller Indemnified Persons as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes hereunder; and
(e)    this guaranty is a continuing guaranty and shall be binding upon Parent and its successors and assigns.
Notwithstanding the foregoing, in no event shall Parent be required to make payment on any Guarantied Obligation while such Guarantied Obligation is subject to the dispute resolution procedures of this Agreement unless Purchaser is otherwise legally obligated to pay such amount to Seller or any Seller Indemnified Person prior to the resolution of such dispute.

10.11    Guaranty of Seller Obligations by Seller Guaranty Parties. To induce Purchaser to enter into this Agreement and any Transaction Document to which Purchaser is a party and consummate the transactions contemplated hereunder and thereunder, if Seller for any reason fails to perform any of its obligations under and in accordance with the terms hereof, including, without limitation, the timely payment of amounts as and when due to Purchaser under Article 2 or to any Purchaser Indemnified Person under this Article 10 (all such post-closing obligations collectively, the “Guarantied Seller Obligations”), and such failure has continued for at least three (3) business days following delivery by or on behalf of Purchaser or any Purchaser Indemnified Person to Seller of a written demand for payment or other performance, then each of the members and Affiliates of Seller specifically identified on Schedule 10.11 and the signature pages to this Agreement (each a “Seller Guaranty Party,” and collectively, the “Seller Guaranty Parties”), severally and not jointly, on a ratable basis based on his, her or its relative applicable Seller Indemnity Percentage, hereby otherwise unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, to Purchaser and each of the Purchaser Indemnified Persons, upon delivery of written demand to each of such Seller Guaranty Parties at the respective addresses set forth on Schedule 10.11, the prompt, full and complete performance or payment of all Guarantied Seller Obligations. Each of the Seller Guaranty Parties agrees that its several obligations under this Section 10.11 are irrevocable, absolute, independent and unconditional (other than such conditions as are expressly set forth in this Article 10) and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than performance and indefeasible payment in full of the Guarantied Seller Obligations. In furtherance of the foregoing and without limiting the generality thereof, each of the Seller Guaranty Parties agrees as follows:

(a)    (i) the foregoing guaranty is a guaranty of performance and payment when due; (ii) Purchaser and the Purchaser Indemnified Persons may, from time to time, with reasonable notice to each of the Seller Guaranty Parties but without affecting the enforceability of the foregoing guaranty or giving rise to any limitation, impairment or discharge of any Seller Guaranty Party’s several liability hereunder, (A) extend or otherwise change the time, place, manner or terms of performance or payment of the Guarantied Seller Obligations, (B) settle, compromise, release or discharge the Guarantied Seller Obligations, or (C) exercise any other rights available to Purchaser or the Purchaser Indemnified Persons under this Agreement and any Transaction Document to which Purchaser is a party, at law or equity; (iii) this guaranty and the several obligations of each Seller Guaranty Party hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason other than performance and indefeasible payment in full of the Guarantied Seller Obligations as required under this Section 10.10; (iv) each Seller Guaranty Party hereby waives, for the benefit of Purchaser and each Purchaser Indemnified Person, (A) any right to require Purchaser or any Purchaser Indemnified Persons, as a condition of payment by each Seller Guaranty Party under the foregoing guaranty, to (1) proceed against Seller or any other Person (other than the demand for payment specifically referenced in this first sentence of this Section 10.11), or (2) pursue any other remedy in the power of Purchaser or any Purchaser Indemnified Persons whatsoever, (B) any defense arising by reason of the cessation of liability of Seller from any cause other than as expressly provided under this Agreement or any Transaction Document to which Purchaser is a party, or performance or indefeasible payment in full of the Guarantied Seller Obligations, and (C) notices (other than written demands for payment hereunder), action or inaction, notices of default, notices of extension or modification of the Guarantied Seller Obligations or any agreement related thereto, or any right to consent to any of the foregoing;
(b)    each Seller Guaranty Party agrees, severally and not jointly, to pay, or cause to be paid, on demand, and to save Purchaser and each of the Purchaser Indemnified Persons harmless against liability for, any and all costs and expenses (including reasonable documented out-of-pocket fees and expense of counsel) incurred or expended by any of them in connection with the enforcement of or preservation of any rights under the foregoing guaranty against such Seller Guaranty Party (but not any such costs or expenses incurred or expended in connection with the enforcement or preservation of rights under the foregoing guaranty against any other Seller Guaranty Party);
(c)    the rights, powers and remedies given to Purchaser and the Purchaser Indemnified Persons under this guaranty are cumulative and shall be in addition to and independent of any and all rights, powers and remedies available under this Agreement and any Transaction Document to which Purchaser is a party, at law or in equity;
(d)    in the event that all or any portion of the Guarantied Seller Obligations are performed or paid by Seller, the several obligations of each Seller Guaranty Party under this Section 10.11 shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Purchaser or any of the Purchaser Indemnified Persons as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Seller Obligations for all purposes hereunder; and
(e)    this guaranty is a continuing guaranty and shall be binding upon each Seller Guaranty Party and its successors and assigns, severally and not jointly, and on a ratable basis based on his, her or its relative applicable Seller Indemnity Percentage.
Notwithstanding the foregoing, in no event shall any Seller Guaranty Party be required to make payment on any Guarantied Seller Obligation while such Guarantied Seller Obligation is subject to the dispute resolution procedures of this Agreement unless Seller is otherwise legally obligated to pay such amount to Purchaser or any Purchaser Indemnified Person prior to the resolution of such dispute.

ARTICLE 11.
TAX MATTERS

11.1    Filing Tax Returns; Payment of Taxes; Refunds.

(a)Seller shall cause to be timely prepared in a manner consistent with past practice and applicable Law all Tax Returns for Income Taxes with respect to the income of the Company and Sterno for all Pre-Closing Tax Periods, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for Income Taxes, for the period ending on the Closing Date, and shall pay any and all Income Taxes with respect thereto. Seller shall timely file or cause to be filed all such Income Tax Returns required to be filed on the Closing Date. Without undue disruption to the operations of the Company, Purchaser shall cause the Company to cooperate fully and promptly with Seller and Seller’s professional accounting and tax advisors in connection with Seller’s preparation and filing of such returns for Pre-Closing Tax Periods. The books and records of the Company and Sterno will be maintained, and the Tax Returns for Income Taxes of the Company and Sterno will be filed, so as to accurately reflect the operations of the Company and Sterno through the end of the Closing Date. For the avoidance of doubt, all deductions for Seller Transaction Expenses, Company Employee Closing Payments and payments made in respect of employee bonuses under the 2014 Incentive Plan shall be reflected on the Tax Returns for Pre-Closing Tax Periods to the extent paid by Seller or paid or accrued by the Company as of the Closing Date.

(b)Following the Closing, Purchaser shall cause the Company and Sterno to timely prepare and file, on a basis consistent with past practice (except as required by applicable Law), all other Tax Returns (other than those Income Tax Returns referenced in Section 11.1(a)) for all Pre-Closing Tax Periods that are required to be filed after the Closing by the Company and Sterno, provided that Purchaser will supply a copy of draft Tax Returns for Pre-Closing Tax Periods (to the extent they relate to the Company and Sterno and the Pre-Closing Tax Period) to Seller at least thirty (30) days prior to the due date for filing (after giving effect to any filing extensions exercised by Purchaser, the Company or Sterno) for the review and consent of Seller (which shall not be unreasonably withheld or delayed). Seller shall have a period of fifteen (15) days to provide Purchaser with a statement of any disputed items with respect to any such draft Tax Returns. In the event that Seller and Purchaser are unable to reach agreement with respect to any disputed items within a period of eight (8) days, such disputed items shall be submitted to the Final Accounting Firm for final resolution (which shall be binding on Seller and Purchaser) prior to the applicable filing deadline. Notwithstanding the foregoing, in the case of any such Tax Returns that are due on a monthly or more frequent basis, the preceding timeframes shall not apply and Purchaser will supply a copy of such draft Tax Returns to Seller as quickly as reasonably possible for the review and consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision of this Agreement, Seller shall reimburse Company for any Taxes attributable to the Pre-Closing Tax Period (as determined under Section 11.2) that are paid by Purchaser within fifteen (15) business days after such payment, except to the extent that such Taxes for any Pre-Closing Tax Period were accrued and taken into account in the determination of the final Closing Net Working Capital.

(c)Purchaser shall not, and shall not permit the Company or any of its Affiliates to waive, mitigate or consent to the extension of any applicable statute of limitations relating to any Tax Return that includes any Pre-Closing Tax Period without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. None of Purchaser, Seller or any of their respective Affiliates shall amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period, or (ii) with respect to any Straddle Periods without the prior written consent of the other party, as applicable, which consent shall not be unreasonably withheld or delayed. If any position on a Tax Return filed after the Closing Date could reasonably be expected to result in an indemnification obligation for Seller with respect to Taxes, Purchaser shall use reasonable efforts to notify Seller in advance of the filing and shall take such position on such Tax Return only in good faith and following consultation with Seller.

11.2    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Income Taxes and Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended on the close of business on the Closing Date; and

(b)in the case of other Taxes (including, but not limited to, property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

11.3    Cooperation on Tax Matters.

(a)Subject to the provisions of Section 11.1, Purchaser, the Company, Sterno and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and its professional accounting and tax advisors, in connection with the preparation and filing of Tax Returns pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Personnel of the Company and Sterno shall be available to execute Tax statute of limitation waivers and amend Tax Returns at Seller’s request for the Tax Returns for Pre-Closing Tax Periods. Purchaser and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, as the case may be, shall allow the other party to take possession of such books and records of the Company relating to any Taxable Period.

(b)Purchaser and Seller, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.4    Audits and Contests with Respect to Taxes.

(a)So long as Taxable Periods of the Company or Sterno ending on or before, or including, the Closing Date remain open for an assessment of Tax, Purchaser and Seller shall notify the other in writing within fifteen (15) Business Days after receipt by Purchaser or Seller of written or oral notice of:

(i)any pending or threatened audit or assessment with respect to Taxes of the Company or Sterno relating to any Pre-Closing Tax Period or Straddle Period, and

(ii)any pending or threatened audit or assessment with respect to Taxes of Purchaser that may affect the Tax liabilities of Seller, the Company or Sterno for any Pre-Closing Tax Period or Straddle Period.

(b)Within fifteen (15) Business Days after Seller’s receipt of a notice with respect to any Pre-Closing Tax Period or Straddle Period, Seller may elect, so long as Seller agrees to indemnify Purchaser Indemnified Persons with respect to such audit, by written notice to Purchaser, to contest the audit or assessment at the expense of Seller with respect to any issue relating to any taxable period that ends on or before the Closing Date. If Seller so elects, it shall be solely responsible for the defense of the item or items at issue, except that Purchaser agrees to cooperate, and Purchaser will cause the Company and Sterno to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to Seller, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow Seller to conduct the defense. If Seller elects to conduct a defense, Seller shall control and make all decisions regarding the handling, disposition and/or settlement of any issue raised in any audit regarding any taxable period that ends on or before the Closing Date; provided, however, that Seller shall consult with and obtain the approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) before agreeing to any adjustment, or making any Tax election, that will or may create an increase in Taxes for the Company or Purchaser in respect of any period ending after the Closing Date and, so long as, and to the extent that, Seller has agreed to indemnify Purchaser Indemnified Persons with respect to such audit, shall promptly indemnify Purchaser for, and hold Purchaser harmless against, any such increase. Notwithstanding the foregoing provisions of this Section 11.4(b), Purchaser or the Company shall have the right to control, handle, dispose, and/or settle any such audit at its own expense, if Seller does not exercise its right to control the audit or if Seller ceases to actively control the audit for a period of 30 days after receipt of written notice from Purchaser demanding that Seller take reasonable action with respect to the audit.

(c)Purchaser shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in Section 11.4(b) above (including the right to settle or otherwise terminate any contest with respect thereto); provided that in the case of any Tax Return for a period beginning before the Closing Date, Purchaser shall settle any issue only with the prior consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

11.5    Transfer Taxes. All federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Purchaser (such payment conditioned upon the Closing); provided that Seller shall reimburse Purchaser in the amount of $0 for one-half of such Transfer Taxes as a Seller Transaction Expense hereunder. In addition, Purchaser shall prepare and execute at Closing, and submit to the relevant taxing authorities promptly after closing together with the corresponding taxes due, any tax returns and/or filings relating to such Transfer Taxes.

ARTICLE 12.
MISCELLANEOUS

12.1    Expenses. Each party hereto shall bear its own fees and expenses with respect to the preparation and execution of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby and thereby; provided that Seller shall bear all fees and expenses incurred by the Company prior to the Closing in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and provided further that at and conditioned upon the Closing, and as additional Seller Transaction Expenses, Seller shall (a) reimburse Purchaser in the amount of $62,500 for one-half of the Hart-Scott-Rodino filing fee and (b) reimburse Purchaser in the amount of $0 for one-half of the Transfer Taxes. Any of such fees or expenses incurred by the Company prior to the Closing and not paid on the Closing Date shall be treated in accordance with Section 2.3(a)(ii).

12.2    Amendment. This Agreement may be amended, modified or supplemented only in writing signed by Parent, Purchaser, the Company and Seller.

12.3    Notices. Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission if sent by facsimile, e-mail or other wire transmission (receipt confirmed, with a duplicate copy to be sent by another method specified in this Section 12.3), (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Seller or Westar, addressed as follows:

Candle Lamp Holdings, LLC
949 South Coast Drive, Suite 650
Costa Mesa, CA 92626
Attn: John W. Clark
Fax: (714) 481-5166

with an additional copy (which shall not constitute notice) to:

Manatt Phelps & Phillips, LLP
695 Town Center Drive
Costa Mesa, CA 92626
Attention:    Thomas J. Leary
Facsimile:    (714) 371-2561
Email:        tleary@manatt.com

If to Purchaser, Parent or to the Company, addressed as follows:

SternoCandleLamp Holdings, Inc.
c/o Compass Group Management LLC
2010 Main Street, Suite 1220
Irvine, CA 92614
Attention:    Patrick A. Maciariello
Facsimile:    949.333.5043
Email:        Pat@compassequity.com

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, CA 92612-4412
Attention:    John M. Williams, III
Facsimile:    949.475.4673
Email:        JWilliams@gibsondunn.com

12.4    Waivers. Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing and signed by the party to be bound, and then only to the specific purpose, extent and instance so provided. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

12.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural) of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

12.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void. Notwithstanding the foregoing provisions of this Section 12.7, at or after the Closing:

(a)Purchaser may collaterally assign its rights under this Agreement to an Affiliate of Purchaser or its financing sources without the consent of Parent, Westar or Seller, provided that (i) advance notice of the assignment is given to Westar and Seller, (ii) such Affiliate or financing sources agree or confirm their agreement in writing for the benefit of Westar and Seller to be bound by the provisions of this Agreement in all respects and to the same extent as Purchaser is bound, and (iii) such Assignment shall not limit or release Purchaser from its obligations hereunder.

Subject to the foregoing provisions of this Section 12.7, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

12.8    No Third Party Beneficiaries. Except as set forth in Section 6.3 and Section 12.17, this Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to Seller and Purchaser, the other Seller Indemnified Persons and the Purchaser Indemnified Persons, as the case may be, shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. In this regard, the parties agree that such Persons shall have the right to enforce those provisions directly against the applicable Indemnifying Party.

12.9    Dispute Resolution As a Condition Precedent to Exercise of Remedies.

(a)Except as provided in Section 2.3 of this Agreement, from and after the Closing, any dispute or disputes arising out of or relating to this Agreement or any agreement entered into in connection with the transactions contemplated hereby, including but not limited to indemnification under, or the breach, termination or validity thereof (“Dispute”), shall be submitted first for resolution to senior executives of Purchaser and Seller (and if applicable, Parent) who have decision-making authority. The party that believes that a Dispute exists (the “disputing party”) shall put such Dispute in writing to the other party (the “receiving party”). Such writing shall briefly and clearly state the substance and scope of the Dispute, the disputing party’s relative position thereto and include any legal or factual justifications of which the disputing party is aware and the remedy being sought. The receiving party shall respond to such writing from the disputing party within fifteen (15) days of its receipt thereof and set forth its positions with respect to each item included in the disputing party’s writing. Within thirty (30) days of the responding party’s response, senior executives of Purchaser and Seller who have decision-making authority shall meet at a mutually agreeable place and time to seek, in good faith, an amicable settlement to the Dispute. All reasonable requests for information from one party shall be honored by the other party, subject to Section 12.9(c) hereof.

(b)Any Dispute not settled by the parties as provided in Section 12.9(a) within forty five (45) days after the responding party’s receipt of the disputing party’s writing or if such meeting is not held within the thirty (30) day period shall be finally settled by any other remedy selected by the parties; provided that following the procedures set forth above is a condition precedent to resorting to any other available remedy. Notwithstanding the immediately preceding sentence, if either the disputing party or the responding party fails to comply with the provisions of Section 12.9(a), the other party may bring an action, suit or proceeding before an appropriate court without itself further complying with Section 12.9(a).

(c)The parties agree that the entirety of the procedures in Section 12.9(a) will be confidential. All offers, promises, conduct and statements, whether oral or written, made in the process of the procedures in Section 12.9(a) by any of the parties, their agents, employees, experts and/or attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the foregoing procedures.

(d)Notwithstanding the foregoing, the provisions of this Section 12.9 shall not apply to Disputes regarding the determination of the Purchase Price or any adjustment thereto pursuant to Section 2.3 above, which Disputes will be resolved in accordance with Section 2.3. In addition, nothing in this Section 12.9, or otherwise, shall limit the right of any party to this Agreement to seek judicial equitable relief, specific performance or other equitable relief available to it under applicable statutory and/or case law, including, but not limited to, injunctive relief to enforce the covenants set forth in Section 6.9 and any applicable Transaction Document.

(e)Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) will be brought in the United States District Court for the Southern District of California (or any California state court located in Orange County, California), and each party consents to the exclusive jurisdiction and venue of each such court.

12.10    Schedules.

(a)Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to Purchaser for all purposes of this Agreement so long as the relevance of the item to other portions of the Agreement is reasonably apparent on its face. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

12.11    Incorporation. The respective Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

12.12    Complete Agreement. This Agreement and the Transaction Documents constitute the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

12.13    Deliveries to Purchaser; Disclaimers and Acknowledgments. Purchaser represents that none of Purchaser, Parent or their respective Affiliates has relied upon, and Purchaser further acknowledges and agrees that none of Purchaser, Parent or their respective Affiliates shall be entitled to rely upon, and that none of Seller, the Company or any of their respective Affiliates, members, managers, officers, directors or employees shall have any liability under this Agreement or otherwise with respect to, any documents, oral or written statements or information concerning Seller, the Company, Sterno or the Company’s or Sterno’s respective Business, assets, liabilities, operations, financial condition or results or prospects not expressly represented and warranted to by either the Company or Seller in this Agreement, including, without limitation (but except to the extent so expressly represented and warranted to by Seller or the Company in this Agreement), (a) any information set forth in any confidential information memorandum distributed by Oppenheimer with respect to the Company, (b) any documents, oral or written statements or information provided at any management presentation or otherwise in the course of Purchaser’s due diligence investigation of the Company and Sterno relating to the transactions contemplated by this Agreement and the Transaction Documents, (c) any documents, statements or information communicated by or made available through the data room process, or (d) any financial projections, budgets or forecasts relating to the Company or Sterno. With respect to any such projections, budgets or forecasts delivered by or on behalf of Seller or the Company to Purchaser, Purchaser acknowledges and agrees that (i) there are significant uncertainties inherent in such projections, budgets and forecasts, and (ii) Purchaser is familiar with such uncertainties and is solely responsible for making its own evaluation of the adequacy and accuracy of all such projections, budgets and forecasts; provided, that the foregoing in no way limits the representations and warranties expressly made by the Company or Seller in this Agreement.

12.14    Public Announcements. The Company, Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents (including with respect to the Purchase Price), and none of Purchaser, the Company or Seller or any of their respective Affiliates shall issue any such press release or make any such public statement without the prior approval (not to be unreasonably withheld) of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of Law (including, without limitation, as required by the rules and regulations of the U.S. Securities and Exchange Commission) or by any applicable national securities exchange, in which case such party shall use reasonable efforts to allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

12.15    Currency. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean United States Dollars.

12.16    Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS

IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.17    Provision Respecting Legal Representation. Purchaser agrees, on its own behalf and on behalf of the Purchaser Indemnified Persons, that, following the Closing, Manatt Phelps & Phillips LLP may serve as counsel to Seller and/or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and the Transaction Documents, notwithstanding any representation by Manatt Phelps & Phillips LLP prior to the Closing Date of the Company. Purchaser and the Company hereby (i) waive any claim they have or may have that Manatt Phelps & Phillips LLP has a conflict of interest or is otherwise prohibited from engaging in such representation, and (ii) agree that, in the event that a dispute arises after the Closing between Purchaser and/or the Company, on the one hand, and Seller and/or any of its Affiliates, on the other hand, Manatt Phelps & Phillips LLP may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Manatt Phelps & Phillips LLP may have represented the Company in a matter substantially related to such dispute. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Manatt Phelps & Phillips LLP to such third party; provided, however, that neither Purchaser or the Company may waive such privilege without the prior written consent of Seller.

12.18    Specific Performance.

(a)Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching party waives the defense that an adequate remedy at law may exist.

12.19    Consents. Purchaser acknowledges that certain consents, waivers or approvals may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party (including the contracts set forth on Schedule 3.12) to effect a valid assignment of the Company’s rights thereunder, to avoid the Company being in default thereunder or to avoid an acceleration or termination thereof, in each case, as a consequence of the transactions contemplated by this Agreement and the Transaction Documents. Purchaser further acknowledges that such consents, waivers and approvals have not been obtained. Purchaser acknowledges and agrees that, following the Closing, Seller will have no liability to Purchaser (and Purchaser will not be entitled to assert any claims), including with respect to any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person, to the extent such liability or claim arises out of or relates to the failure to obtain any consents, waivers or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement and the Transaction Documents, or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof.

12.20    Attorneys’ Fees. If any party to this Agreement retains the services of an attorney to enforce any of its rights (including without limitation any action by any party to collect any obligation hereunder, including any participation in bankruptcy proceedings to enforce a right or claim against a party in such proceedings) hereunder, and obtains a judgment or order enforcing such rights, and is determined to be the prevailing party, it shall be entitled to recover from the defending party or parties reasonable attorneys' fees and costs and expenses therefor. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment.

12.21    Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

12.22    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.23    Further Actions. From time to time, promptly following receipt of a written request from a party hereto, each party agrees to execute and deliver, or cause to be executed and delivered, such documents and instruments, and shall take, or cause to be taken (but without the obligation to incur any additional expense), such further or other actions as may reasonably be requested and required to carry out the intent and purposes of this Agreement, including to transfer, assign and deliver to Purchaser, effective as of the Closing, the Company Interests (or to evidence the foregoing), and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.
PURCHASER:

STERNOCANDLELAMP HOLDINGS, INC.

By:     /s/ Patrick A. Maciariello

Name: Patrick A. Maciariello
Title: Chairman of the Board and President

SELLER:

CANDLE LAMP HOLDINGS, LLC

By: Westar Capital Associates II, LLC
Its: Manager

By:     /s/ John W. Clark_____________

Name: John W. Clark
                            Title: Managing Member

COMPANY:

CANDLE LAMP COMPANY, LLC

By:     /s/ Don Hinshaw______________
Name: Don Hinshaw
Title: President and Chief Executive Officer

For purposes of Section 10.4(c) and Section 10.10 only:

PARENT:

Compass Group Diversified Holdings LLC

By:    __/s/ Ryan Faulkingham_________

Name: Ryan Faulkingham
Title: Chief Financial Officer

For purposes of Section 6.9 only:

WESTAR:

WESTAR CAPITAL ASSOCIATES II, LLC

By:    /s/ John W. Clark

Name: John W. Clark
Title: Managing Member

For purposes of Section 6.9 and Section 10.11 only:

ARGYROS FAMILY TRUST

By:    _/s/ Julia Argyros_____________
Name: Julia Argyros
Title: Trustee

Applicable Seller Indemnity Percentage: 81.75%

For purposes of Section 10.11 only:

Trois Soeurs LLC

By:    /s/ John W. Clark_____________
Name: John W. Clark
Title: Manager

Applicable Seller Indemnity Percentage: 3.57%

For purposes of Section 10.11 only:

JOHN W. CLARK

/s/ John W. Clark_____________

Applicable Seller Indemnity Percentage: 9.40%

For purposes of Section 10.11 only:

George L. Argyros

/s/ George L. Argyros

Applicable Seller Indemnity Percentage: 1.63%

For purposes of Section 10.11 only:

Kenneth Hubbs

/s/ Kenneth Hubbs______________

Applicable Seller Indemnity Percentage: 1.63%

For purposes of Section 10.11 only:

Rembold family trust
u/a dtd 06/14/2002

By:__/s/ Larry E. Rembold_____________

Name: Larry E. Rembold
Title: Trustee

Applicable Seller Indemnity Percentage: 1.59%

For purposes of Section 10.11 only:

Ron Riley

/s/ Ron Riley

Applicable Seller Indemnity Percentage: 0.43%